EXECUTION

Exhibit 10.4

PARENT AGREEMENT

This 2018-2 Parent Agreement (this “Agreement”) is made as of this 25TH day of September, 2018 among Royal Bank of Canada acting through its agent RBC Capital Markets, LLC (the “Dealer”), Newmark Partners, L.P., a Delaware limited partnership (the “Partnership”) and Newmark Group, Inc., a Delaware corporation and indirect parent of the Partnership (“Newmark Group”).

WHEREAS, the Partnership desires to issue and sell to Dealer, and Dealer desires to purchase from the Partnership, the Purchased Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, Newmark SPV I, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Partnership (“Forward Counterparty”), and Dealer have entered into a letter agreement (as supplemented by the Supplemental Confirmations defined below and as may be further amended, restated or otherwise modified or supplemented from time to time, the “Forward Confirmation”) governing a variable share forward transaction (the “Forward Transaction”) relating to shares of the common stock of NASDAQ, par value $0.01 per share (“NDAQ Shares”); and

WHEREAS, the parties wish to agree to certain items relating to the Exchangeable Preferred Units (as defined below) and the Forward Transaction;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Definitions. Capitalized terms not defined herein shall have the meanings set forth below. The terms “Business Day”, “Exchangeable Preferred Unit”, “Exchangeable Preferred Newmark Exchange”, “General Partner”, and “Newmark Class A Common Stock” have the respective meanings assigned to such terms in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 26, 2018, substantially in the form attached hereto as Exhibit A (the “Third Amended and Restated Partnership Agreement”), and as further amended from time to time in accordance with the terms thereof (the “Partnership Agreement”).

“2 Years Earn-Out Rights” has the meaning assigned to such term in Section 3(b).

“2 Years Earn-Out Shares” means the NDAQ Shares issued pursuant to the 2 Years Earn-Out Rights.

“Assignment Agreement” means the 2018-2 Assignment and Transfer Agreement effective as of September 25, 2018, by and between the Partnership and the Forward Counterparty with respect to the 2 Years Earn-Out Rights.

“Closing Date” means the Business Day after the date hereof.

“Early Termination Amount” has the meaning assigned to such term in the Forward Confirmation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means shares of Newmark Class A Common Stock delivered in connection with an Exchangeable Preferred Newmark Exchange.

“Indemnity Shortfall” has the meaning assigned to such term in Section 4(b).

“NASDAQ” means NASDAQ, Inc., a Delaware corporation, and its successors.

“Nasdaq Indemnified Parties” means “Purchaser Indemnified Parties” as defined in the Purchase Agreement.

“Purchase Agreement” has the meaning assigned to such term in the Forward Confirmation.

“Purchased Units” means, collectively, any series of Exchangeable Preferred Units that the Partnership requires Dealer to purchase on the Closing Date pursuant to Section 2(a)(i).

“Returned Shares” has the meaning assigned to such term in Section 4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Supplemental Confirmations” means Supplemental Confirmation No. 1 and Supplemental Confirmation No. 2, each dated as of the date hereof and executed concurrently herewith, with respect to 2 Years Earn-Out Rights.

“Qualifying NDAQ Shares” has the meaning assigned to such term in Section 4(b).

“Transactions” means the transactions contemplated by this Agreement, the Forward Confirmation and the Assignment Agreement.

“Transfer Notice” means the Notice of Assignment and Transfer with Respect to Earn-Out Issuances and Registration Rights substantially in the form of Exhibit A to the Assignment Agreement, delivered to the Issuer by the BGC Parties, Newmark OpCo and Newco (as such terms are defined in the Assignment Agreement).

2. Sale and Purchase of the Purchased Units.

(a)	Sale and Purchase.

(i)

Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Partnership agrees to issue and sell to Dealer, and Dealer agrees to purchase from the Partnership, each series of the Exchangeable Preferred Units listed in clause 2(a)(ii).

(ii)

Dealer will make payment to the Partnership on the Closing Date in immediately available funds, by wire transfer to an account designated by the Partnership, in an amount set forth below for each series of Purchased Units:

Series C

Exchangeable Preferred Unit: the purchase price of $76,590,154.98 for such series minus the corresponding Initial Amount for such series under the Forward Confirmation, as set forth in Supplemental Confirmation No. 1.

Series D

Exchangeable Preferred Unit: the purchase price of $73,341,754.54 for such series minus the corresponding Initial Amount for such series under the Forward Confirmation, as set forth in Supplemental Confirmation No. 2.

(b)

Conditions to Dealer’s Obligations. The obligation of Dealer to consummate its purchase of Purchased Units on the Closing Date shall be subject to the satisfaction of each of the following conditions (any or all of which may be waived by Dealer with respect to itself, in whole or in part):

(i)

The representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(ii)

The Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and the Partnership Agreement that are required to be performed or complied with by it on or prior to the date hereof or the Closing Date, as applicable;

(iii)

The Forward Counterparty shall have executed the Supplemental Confirmations and the tax certification required thereunder and the conditions to effectiveness thereunder shall have been satisfied or waived; and

(iv)	The Partnership shall have delivered, or caused to be delivered, to Dealer the closing deliveries described in Section 2(d) below on or prior to the date hereof.

(c)

Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate its sale of Purchased Units on the Closing Date shall be subject to the satisfaction of each of the following conditions (any or all of which may be waived by the Partnership with respect to itself, in whole or in part):

(i)

The representations and warranties of Dealer contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(ii)

Dealer shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the date hereof;

(iii)	Dealer shall have executed the Supplemental Confirmations and the tax certification required thereunder and the conditions to effectiveness thereunder shall have been satisfied or waived; and

(iv)	Dealer shall have delivered, or caused to be delivered, to the Partnership the closing deliveries described in (e) below on or prior to the date hereof.

(d)	Partnership Deliveries. On or prior to the date hereof, the Partnership shall deliver, or cause to be delivered, to Dealer with respect to the Purchased Units:

(i)

An opinion from in-house counsel for the Partnership with respect to the matters set forth in Sections 2(f)(i), (ii), (iii), (iv) and (v) and 2(g)(ii) of this Agreement, which shall be addressed to Dealer and dated the date hereof;

(ii)	A fully executed copy of the Third Amended and Restated Partnership Agreement;

(iii)

A fully executed copy of the Assignment Agreement and Transfer Notice dated on or prior to the date hereof, in each case in form and substance reasonably acceptable to Dealer, together with evidence of delivery of the Transfer Notice to NASDAQ;

(iv)

Evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the Partnership, as reflected in Schedule 4.02 to the Partnership Agreement, free and clear of any liens, other than transfer restrictions under the Partnership Agreement and applicable federal and state securities laws;

(v)

An officer’s certificate of the Partnership, dated as of the date hereof, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) resolutions authorizing the execution and delivery of this Agreement and the Assignment Agreement and the consummation of the transactions contemplated thereby, and (D) the incumbency of the officers authorized to execute this Agreement on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(vi)

A certificate of the Secretary of State of each applicable state, dated within ten Business Days prior to the date hereof, to the effect that each of Newmark Group, the General Partner and the Partnership is in good standing (or certificate of similar import) in its jurisdiction of formation;

(vii)

An officer’s certificate of the Partnership, dated as of the date hereof, certifying, in his or her applicable capacity, to the effect that the conditions set forth in Sections 2(b)(i) and 2(b)(ii) have been satisfied;

(viii)	A cross-receipt executed by the Partnership and delivered to Dealer certifying as to the amounts that it has received from Dealer (to be held in escrow until the Closing Date);

(ix)

To the extent not previously delivered, true and correct copies of the fully executed Purchase Agreement together with all amendments thereto and all prior transfer notices delivered thereunder with respect to earn-out rights; and

(x)	Such other documents relating to the transactions contemplated by this Agreement as Dealer may reasonably request.

(e)	Dealer Deliveries. On or prior to the date hereof, Dealer shall deliver, or cause to be delivered, to the Partnership and Newmark Group with respect to the Purchased Units:

(i)	A counterpart executed by Dealer of the Third Amended and Restated Partnership Agreement; and

(ii)	A cross-receipt executed by Dealer and delivered to the Partnership certifying as to the receipt of the Purchased Units (to be held in escrow until the Closing Date).

(f)

Representations of the Partnership. Without limiting the generality of the representations set forth in Section 6 below, the Partnership represents and warrants to and covenants with Dealer on the date hereof and on the Closing Date as follows:

(i)

The Purchased Units and the limited partner interests represented thereby are duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to Dealer against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free of any and all liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or applicable state and federal securities laws.

(ii)	There are no statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units.

(iii)

The issuance and sale by the Partnership of the Purchased Units, the application of the proceeds thereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event that, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under) any material indebtedness of Newmark Group, the Partnership or any of their respective subsidiaries, or result in the creation or imposition of a lien on any property or assets of Newmark Group, the Partnership or any of their respective subsidiaries, except for such conflicts, breaches, violations, defaults and liens as would not reasonably be expected to have a material adverse effect upon the Transactions.

(iv)

The Partnership has all requisite power and authority to issue, sell and deliver the Purchased Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership action required to be taken by the Partnership or any of its partners or members for the authorization, issuance, sale and delivery of the Purchased Units and the consummation of the transactions contemplated thereby shall have been validly taken.

(v)

No approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any governmental authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, The NASDAQ Stock Market), or approval of the security holders of the Partnership, is required in connection with the issuance and sale of the Purchased Units by the Partnership and the consummation of the transactions contemplated hereby or thereby other than those already received or made (or which will be received or made when required) or the absence of which would not reasonably be expected to have a material adverse effect upon the Transactions.

(vi)

The Partnership is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “40 Act”), and is not relying on the exemptions set forth in Section 3(c)(1) or Section 3(c)(7) of the 40 Act.

(vii)

The Partnership has provided Dealer with true and correct copies of the Purchase Agreement, together with all amendments thereto and all prior transfer notices delivered thereunder with respect to earn-out rights.

(g)

Representations of Newmark Group. Without limiting the generality of the representation set forth in Section 6 below, Newmark Group represents and warrants to and covenants with Dealer on the date hereof and on the Closing Date as follows:

(i)

From and including its initial public offering, Newmark Group’s forms, registration statements, reports, schedules and statements required to be filed by it under the Securities Act and the Exchange Act have been filed with the Securities and Exchange Commission on a timely basis in all material respects. At the time filed, such filings (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(ii)

A number of Newmark Class A Common Stock at least equal to the number of Exchange Shares have been reserved for issuance by all required corporate action of Newmark Group. The Exchange Shares have been duly authorized, and when delivered upon exchange for the Purchased Units and otherwise as contemplated by the terms of the Partnership Agreement, the Exchange Shares so issued (x) will be validly issued, fully-paid and non-assessable, (y) will be free of any and all liens and restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws, and (z) the issuance of such Exchange Shares will not be subject to any preemptive or similar rights.

(h)

Representations of Dealer. Dealer, as of the date hereof and as of the Closing Date, is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Exchange Shares, as applicable. Dealer is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Dealer has been advised and understands that (i) neither the Purchased Units nor the Exchange Shares have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act) and (ii) the Purchased Units may only be transferred in accordance with the provisions of the Partnership Agreement.

3. Representations and Agreements regarding the 2 Years Earn-Out Shares and the 2 Years Earn-Out Rights. Newmark Group and the Partnership represent, warrant and agree with Dealer that:

(a)

In the event any 2 Years Earn-Out Shares are delivered pursuant to the Purchase Agreement to Newmark Group or the Partnership, such persons shall disclaim ownership of such 2 Years Earn-Out Shares and such 2 Years Earn-Out Shares shall be segregated and held in trust and promptly delivered over to the Forward Counterparty in the manner required under the Transfer Notice, in the same form as received, with any necessary endorsements, and that they shall cause their respective subsidiaries, and use commercially reasonable efforts to cause their respective affiliates, to comply with the foregoing. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that irreparable damage would occur in the event that the agreement in this Section 3(a) was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this provision and to enforce specifically the performance of the terms if this provision. It is agreed that Dealer is entitled to enforce specifically the performance of terms and provisions of this provision in any court referred to below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b)

The rights under the Purchase Agreement with respect to Earn-Out Issuances (as defined in the Purchase Agreement) of NDAQ Shares in respect of the Measurement Periods (as defined in the Purchase Agreement) beginning in 2021 and 2022 (the “2 Years Earn-Out Rights”) have been validly assigned to the Forward Counterparty under the Assignment Agreement and all conditions and requirements to the effectiveness of such assignment have been satisfied (the “2 Years Earn-Out Assignment”). Neither Newmark Group, the Partnership, nor any of their respective subsidiaries shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, the 2 Years Earn-Out Assignment or the 2 Years Earn-Out Rights. The transactions contemplated by this Agreement, the Assignment Agreement and the Forward Confirmation do not and will not conflict with, result in any breach or violation of, or constitute a default under, the Purchase Agreement, including, without limitation, Section 3.8 and Section 11.8 thereof and neither Newmark Group, the Partnership, nor any of their respective subsidiaries shall take any action (or fail to take any action) that would cause any such conflict, breach, violation or default under the Purchase Agreement.

(c)

The Forward Counterparty shall not, at any time the Forward Counterparty’s obligations under the Forward Confirmation remain outstanding, (i) transfer, assign, in whole or in part, any of the 2 Years Earn-Out Rights, (ii) disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, the 2 Years Earn- Out Assignment or the 2 Years Earn-Out Rights or (iii) make, effect or agree to any amendment, modification, supplement or similar change to the 2 Years Earn-Out Rights or the Transfer Notice, or termination or suspension of the 2 Years Earn-Out Rights or the Transfer Notice, in each case without

Dealer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that it shall not be unreasonable for such consent to be withheld with respect to any amendments, modifications or supplements that reduce the number of NDAQ Shares deliverable to the Forward Counterparty or delay or impair such delivery).

(d)

The 2 Years Earn-Out Rights constitute legal, valid and binding obligations of NASDAQ, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.

(e)

(i) The holding period (as determined in accordance with Rule 144 under the Securities Act) of the 2 Years Earn-Out Shares commenced no later than one year prior to the Closing Date, (ii) there are and will be no Transfer Restrictions (as defined in the Forward Confirmation, it being understood that restricted stock which may, at any time of determination, be immediately sold by the Forward Counterparty at such time pursuant to Rule 144(b)(1)(i) shall not be deemed to be subject to a “Transfer Restriction” hereunder or thereunder) on such 2 Years Earn-Out Shares in the hands of the Forward Counterparty upon receipt thereof, (iii) neither Newmark Group, the Partnership nor any of their respective subsidiaries (including the Forward Counterparty) shall take any action that would render the Forward Counterparty unable to make the representation in Section 9.11 of the Equity Definitions (as defined in the Forward Confirmation) with respect to each delivery of the 2 Years Earn-Out Shares to Dealer under the Forward Confirmation including, without limitation, by becoming an “affiliate” of NASDAQ (as defined in Rule 144 under the Securities Act), and (iv) they shall use commercially reasonable efforts to ensure that all 2 Years Earn-Out Shares delivered to the Forward Counterparty are delivered without restrictive legends and in DTC form, including, if requested by NASDAQ or its transfer agent, by delivery of any necessary representation letters and/or legal opinions.

4. Agreement of Newmark with respect to NASDAQ and the 2 Years Earn-Out Rights.

(a)

In the event that NASDAQ does not fulfill its obligations to the Partnership pursuant to the 2 Years Earn-Out Rights and/or comply with the delivery instructions set forth in the Transfer Notice, Newmark Group and the Partnership shall use good faith and commercially reasonable efforts to cause it to comply or to enforce remedies against NASDAQ or cause the Forward Counterparty to enforce remedies against NASDAQ, and pursue other commercially reasonable remedies that are appropriate under the circumstances in consultation with Dealer; provided further, that Newmark Group, the Partnership and/or Forward Counterparty agree to consult with Dealer, NASDAQ and any applicable transfer agent to facilitate NASDAQ’s delivery of any 2 Year Earn-Out Shares directly to the Forward Counterparty’s account held with Dealer.

(b)

To the extent the number of the 2 Years Earn-Out Shares issued to the Forward Counterparty has been reduced as a result of the exercise by any Nasdaq Indemnified Parties of their right pursuant to Section 10.5(f) of the Purchase Agreement to set-off any indemnity claims of such Nasdaq Indemnified Parties against the number of NDAQ Shares that would have been otherwise issued pursuant to the related Earn-Out Issuance (as defined in the Purchase Agreement) (any such reduction, the “Indemnity Shortfall”), the Partnership shall, upon request of the Forward Counterparty or Dealer, deliver to the Forward Counterparty the number of Qualifying NDAQ Shares, as defined below (or their cash equivalent), to cover such Indemnity Shortfall as and when necessary for the Forward Counterparty to timely comply with its obligations under the Forward Confirmation; provided that, to the extent the Forward Counterparty subsequently receives from NASDAQ the NDAQ Shares representing the Indemnity Shortfall or any portion thereof (whether by virtue of resolution of the related indemnity dispute or otherwise) (such subsequently issued shares, the “Returned Shares”), then either the Forward Counterparty shall remit such Returned Shares to the Partnership or, in case the Partnership has not yet delivered the NDAQ Shares (or their cash equivalent) on the account of the Indemnity Shortfall by that time, such Retuned Shares shall be retained by the Forward Counterparty and the Partnership will no longer have the obligation to do so with respect to such Returned Shares. As used herein, “Qualifying NDAQ Shares” means NDAQ Shares subject to the same or lesser Transfer Restrictions (as defined in the Forward Confirmation, it being understood that restricted stock which may, at any time of determination, be immediately sold by the Forward Counterparty at such time pursuant to Rule 144(b)(1)(i) shall not be deemed to be subject to a “Transfer Restriction” hereunder or thereunder) as the NDAQ Shares received by the Forward Counterparty under the 2 Years Earn-Out Rights and otherwise fungible with the same.

(c)

No member of the Parent Group or Cantor Group (each, as defined in the Purchase Agreement) shall be the beneficial owner (as defined in Section 13(d)-3 of the Exchange Act) of voting securities representing more than 9.9% of NASDAQ’s outstanding voting securities to the extent such ownership would be prohibited under applicable law (including common law), ordinance, judgment, order, decree, injunction, statute, treaty, rule or regulation enacted or promulgated by any governmental authority.

5. Agreements Relating to the Forward Counterparty.

(a)

Newmark Group and the Partnership hereby represent and warrant and covenant that they shall not take any action to cause Forward Counterparty (or an affiliate of Forward Counterparty) to (i) commit fraud or misrepresentation in connection with, or breach any covenant contained in, the Forward Confirmation or the Assignment Agreement, or (ii) (x) file any voluntary petition for bankruptcy, reorganization or arrangement of Forward Counterparty pursuant to federal bankruptcy law, or any similar federal or state law, (y) collude in, otherwise cooperate with or consent to the appointment of a receiver, liquidator or trustee of Forward Counterparty or (z) collude in, otherwise cooperate with or consent to the adjudication of Forward Counterparty as bankrupt or insolvent in an involuntary proceeding against Forward Counterparty.

(b)

To the extent the Forward Counterparty has received the NDAQ Shares or other property it is required to deliver under the Forward Confirmation and, for any reason other than regulatory or legal restrictions (such as a result of the application of bankruptcy or insolvency laws), fails to deliver such NDAQ Shares or property when and as due under the Forward Confirmation, the Partnership shall, upon written request of Dealer, cause the Forward Counterparty to so deliver, or will itself deliver, such NDAQ Shares and such property.

(c)	The Partnership shall, and Newmark Group shall cause the Partnership to, at all times:

(i)	maintain its bank accounts separate from those of Forward Counterparty;

(ii)	maintain its own corporate records, books, resolutions and agreements separate from those of Forward Counterparty;

(iii)	not hold its assets in the name of the Forward Counterparty;

(iv)

(1) cause its financial statements to be prepared in a manner that indicates the separate existence of the Partnership separate from the Forward Counterparty, it being understood that financial consolidation for accounting purposes is expressly permitted hereby, and (2) to the extent that the Forward Counterparty’s financial statements are consolidated with those of any affiliates and to the extent that such consolidated separate financials include as assets the Contingent Earn-Out Rights or related Nasdaq Shares that belong to the Forward Counterparty, cause such consolidated financial statements to include notes or other disclosure that indicate the separate existence of the Forward Counterparty from its affiliates and its ownership of such assets;

(v)	not pay the liabilities and expenses of the Forward Counterparty other than as contemplated by this Agreement and the other transaction documents;

(vi)	allocate fairly and reasonably any overhead or administrative expenses that are shared with or performed on behalf of Forward Counterparty;

(vii)

maintain an arm’s length relationship with Forward Counterparty and enter into transactions with Forward Counterparty only in the ordinary course of its business and on terms which are intrinsically fair, on a commercially reasonable basis and (except for capital contributions and disbursements permitted under Forward Counterparty’s limited liability agreement, which shall be accurately reflected in the Forward Counterparty’s books and records and other transactions permitted by this Agreement, the Forward Confirmation, the Assignment Agreement and the Trilateral Netting Agreement, dated as of September 25, 2018, among Dealer, the Forward Counterparty and the Partnership) on terms no less favorable than those of an arm’s length transaction;

(viii)	at all times hold itself out to the public and all other persons as a legal entity separate from Forward Counterparty;

(ix)	correct any known material misunderstanding regarding its identity as being separate from that of the Forward Counterparty, of which the officers of the Partnership have been notified in writing;

(x)	maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of Forward Counterparty; and

(xi)

other than as set forth in this Agreement and the Forward Confirmation, not assume or guarantee or become obligated for the debts or any obligation of Forward Counterparty, hold out its credit or assets as being available to satisfy the obligations of Forward Counterparty or pledge its assets to secure the obligations of Forward Counterparty, it being understood that the Partnership may make contributions to Forward Counterparty (which shall be recorded on the books and records of the Partnership) for Forward Counterparty to pay any of its federal, state and local taxes and provide finance, legal, tax, treasury, and other administrative services to the Forward Counterparty (subject to allocating any overhead or administrative expenses as contemplated by clause (vi) of this Section 5(c).

6. Representations and Warranties of the Parties. In addition to the other representations and agreements set forth herein, each party represents and warrants to the other, as of the date hereof, that:

(a)	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation;

(b)

it has the power to execute this Agreement and any other documentation relating this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)

such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)

all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e)

its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.

7. Confidentiality. No party shall disclose the terms or conditions of the Transactions, the giving, or absence of giving, of any notice of any settlement or other election under the Forward Agreement, the designation of any Early Termination Date thereunder, the cancellation or termination of the Transactions thereunder, or any adjustment, amendment or waiver thereunder (collectively, “Confidential Information”) for a period of the longer of (a) the maturity or, if terminated or settled early, the date of such termination or early settlement of such Transaction and (b) two years after the Transactions are entered into, to a third party (other than to a “Representative”, which means, as to any person, such person’s affiliates and its and their employees, officers, directors, lenders, counsel, accountants, investment committee, sponsor, and agents of the party who are under a general duty to maintain information related to the recipient party confidential or have otherwise agreed to keep such terms or conditions confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule (including, without limitation, disclosure contained in the Form 8-K regarding entry into the Transactions); (ii) in connection with any court, regulatory or self-regulatory request, inquiry, proceeding or pursuant to routine supervisory oversight; (iii) to the extent necessary for the enforcement of this Agreement, the Forward Confirmation or the Partnership Agreement; (iv) to the extent necessary to implement the Transactions, including without limitation, to any swap execution facilities, clearing houses, middleware platforms and similar service providers in connection with the execution, clearing and processing of the Transactions; (v) to the extent such information is delivered to such third party for the sole purpose of calculating a published index; or (vi) to the extent required by Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations, interpretations and orders published or issued thereunder or otherwise to comply with regulatory required trade reporting obligations, including, without limitation, reporting of transactions and similar information, and disclosure of trade information including the party’s identity (by name, identifier or otherwise) to a “swap data repository” as defined in Section 1a(48) of the U.S. Commodity Exchange Act and the rules, regulations, interpretations and orders published or issued by the Commodity Futures Trading Commission thereunder. Each party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure of the Confidential Information (in each case, other than as permitted hereunder). Additionally, nothing contained herein is intended to limit disclosure of information that is in or becomes available to the public other than as a result of an unauthorized disclosure in violation of the terms of this provision. The parties shall be entitled to all remedies at law or in equity to enforce, or seek relief in connection with, this confidentiality agreement except that no party shall be liable (in contract, tort, equity or otherwise) for any special, incidental or consequential damages of any nature howsoever arising in respect of any breach of this confidentiality provision. Notwithstanding the above, each party (and each employee, representative, or other agent of a party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

8. Tax Treatment. Each of Dealer, Newmark Group and Partnership agrees (in the absence of a change in law, an administrative pronouncement or determination (public or private) or a judicial ruling to the contrary) not to report or take a position for all U.S. federal, state and local income tax purposes inconsistent with the treatment of the Transaction, the Preferred Units and the Tranches, as one of more separate variable pre-paid forward contracts (in which the Forward Counterparty and its owner’s taxable gain is deferred until the relevant Tranche of the Transaction is settled) for the delivery by Forward Counterparty to Dealer of a variable number of Shares (subject to the Newmark Settlement Election) on each Settlement Date. (Capitalized terms used in this paragraph and not otherwise defined shall have the respective meanings assigned them in the Forward Confirmation, unless the context otherwise clearly requires.)

9. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

10. Governing Law.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

(b)

The parties hereto irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceedings arising out of or relating to this Agreement, the transactions contemplated hereby, or for the recognition or enforcement of any judgment. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a party may otherwise have to bring any action or proceeding relating to this Agreement or its properties in the courts of any jurisdiction.

(c)

Each party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in clause (b) of this section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

11. Integration; Amendments and Waivers.

(a)

Except as provided herein, this Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except as provided therein.

(b)

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Partnership or Newmark Group therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties.

12. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ROYAL BANK OF CANADA

ACTING THROUGH ITS AGENT RBC CAPITAL MARKETS, LLC

By:	/s/ Brian Ward
Name: Brian Ward Title: Authorized Signatory

NEWMARK PARTNERS, L.P.

By:	/s/ Michael Rispoli
Name: Michael Rispoli Title: CFO

NEWMARK GROUP, INC.

By:	/s/ Michael Rispoli
Name: Michael Rispoli Title: CFO

Exhibit A

[Third Amended and Restated Partnership Agreement]

EXECUTION VERSION

THE PARTNERSHIP INTERESTS (INCLUDING ASSOCIATED UNITS AND CAPITAL) DESCRIBED IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND SUCH PARTNERSHIP INTERESTS MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT (A) EITHER (1) WHILE A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE REGISTRATIONS AND QUALIFICATIONS ARE IN EFFECT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS AND (B) IF PERMITTED BY THIS AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME.

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NEWMARK PARTNERS, L.P.

dated as of September 26, 2018

i

		Page

Article VI
DISTRIBUTIONS

Section 6.01	Distributions in Respect of Partnership Interests	28
Section 6.02	Limitation on Distributions	28

Article VII
TRANSFERS OF INTERESTS

Section 7.01	Transfers Generally Prohibited	28
Section 7.02	Permitted Transfers	29
Section 7.03	Admission as a Partner upon Transfer	30
Section 7.04	Transfer of Units, Non-Participating Units and Capital with the Transfer of an Interest	30
Section 7.05	Encumbrances	30
Section 7.06	Legend	30
Section 7.07	Effect of Transfer Not in Compliance with this Article	31

Article VIII
REDEMPTION

Section 8.01	Redemption of Units Following a Redemption of Founding/Working Partner Interests or REU Interest	31
Section 8.02	Optional Redemption of Units in Connection with a Repurchase of Newmark Common Stock	32

Article IX
EXCHANGE RIGHTS

Section 9.01	Exchange Rights of Exchangeable Preferred Units	32
Section 9.02	No Fractional Shares of Newmark Class A Common Stock	34
Section 9.03	Taxes in Respect of a Exchangeable Preferred Newmark Exchange	34
Section 9.04	Reservation of Newmark Common Stock	34
Section 9.05	Compliance with Applicable Laws in the Exchange	35
Section 9.06	Adjustments	35
Section 9.07	Beneficial Ownership	35

Article X
DISSOLUTION

Section 10.01	Dissolution	35
Section 10.02	Liquidation	36
Section 10.03	Distributions	36
Section 10.04	Reconstitution	37
Section 10.05	Deficit Restoration	37

Article XI
INDEMNIFICATION AND EXCULPATION

Section 11.01	Exculpation	37
Section 11.02	Indemnification	37
Section 11.03	Insurance	40
Section 11.04	Subrogation	40
Section 11.05	No Duplication of Payments	40
Section 11.06	Survival	40

ii

iii

This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (together with all exhibits, annexes and schedules hereto, this “Agreement”) of Newmark Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of September 26, 2018, is by and among Newmark Holdings, LLC, a Delaware limited liability company (“Newmark Holdings, LLC”), as the general partner; Newmark Holdings, L.P., a Delaware limited partnership (“Newmark Holdings”), as a limited partner; Newmark Group, Inc., a Delaware corporation (“Newmark”), for purposes of Article IX and as a limited partner; Royal Bank of Canada (the “Preferred Unitholder”), as a limited partner; and the Persons to be admitted as Partners (as defined below) or otherwise parties hereto as set forth herein.

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. tit. 6, § 17-101, et seq., as amended from time to time (the “Act”), pursuant to an Agreement of Limited Partnership, dated as of September 27, 2017, by and among Newmark Holdings, LLC, as the general partner, and BGC Partners, L.P., a Delaware limited partnership (“BGC U.S. Opco”), as the sole limited partner (the “Original Limited Partnership Agreement”);

WHEREAS, BGC Partners, Inc., a Delaware corporation (“BGC Partners”), BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”), BGC U.S. Opco (together with BGC Partners and BGC Holdings, the “BGC Entities”), Newmark, Newmark Holdings, the Partnership and, solely for the limited purposes set forth therein, Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), and BGC Global Holdings, L.P. a Cayman Island limited partnership (“BGC Global Opco”), entered into that certain Separation Agreement, dated as of December 13, 2017 (as it may be amended from time to time, the “Separation Agreement”), pursuant to which, among other things, the BGC Entities agreed to separate the Transferred Business from the Retained Business (as defined in the Separation Agreement) so that, as of the Closing Date (as defined in the Separation Agreement), the Transferred Business is held by members of the Newmark Group and the Retained Business is held by members of the BGC Partners Group (the “Separation”);

WHEREAS, to effect the Separation, pursuant to the terms of the Separation Agreement and in furtherance of the Separation, BGC U.S. Opco distributed certain Transferred Assets (or interests therein) to its partners, and its partners assumed certain Transferred Liabilities (or obligations in respect thereof), and, thereafter, such partners of BGC U.S. Opco transferred such assets and such liabilities to the Partnership (together, the “Opco Partnership Division”);

WHEREAS, immediately following the Opco Partnership Division, (a) BGC Holdings held all of the outstanding equity interests in the General Partner (which held the Special Voting Limited Partnership Interest), and (b) members of the BGC Partners Inc. Group, taken as a whole, and members of the BGC Holdings Group, taken as a whole, held all of the outstanding Limited Partnership Interests in the same aggregate proportions that such members of the BGC Partners Inc. Group, taken as a whole, on the one hand, and such members of the BGC Holdings Group, taken as a whole, on the other hand, held the outstanding BGC U.S. Opco Limited Partnership Interests, with the total number of Units equal to the total number of BGC U.S. Opco Units multiplied by the Contribution Ratio;

WHEREAS, following the Opco Partnership Division, pursuant to the terms of the Separation Agreement and in furtherance of the Separation, BGC Holdings transferred to Newmark Holdings (a) all of the equity interests in the General Partner (which held the Special Voting Limited Partnership Interest), (b) the Limited Partnership Interest that BGC Holdings held following the Opco Partnership Division and (c) any other Transferred Assets or Transferred Liabilities held by it;

WHEREAS, the Original Limited Partnership Agreement was amended and restated as of December 13, 2017 (as so amended and restated, the “2017 Amended and Restated Partnership Agreement”) in order to, among other things, provide for or attest to the foregoing transactions contemplated by the Separation Agreement and set forth other agreements with respect to the Partnership as of immediately following the Separation;

WHEREAS, the 2017 Amended and Restated Partnership Agreement was amended as of March 14, 2018 (such amendment, “Amendment No. 1”);

WHEREAS, the 2017 Amended and Restated Partnership Agreement, as amended by Amendment No. 1, was amended and restated as of June 19, 2018 (as so amended and restated, the “2018 Amended and Restated Partnership Agreement”) in order to, among other things, provide for new classes of exchangeable preferred securities, admit the Preferred Unitholder as a Limited Partner and provide for certain other changes in connection with the issuance of such securities; and

WHEREAS, the Partners desire to amend and restate the 2018 Amended and Restated Partnership Agreement in order to, among other things, provide for new classes of exchangeable preferred securities and provide for certain other changes in connection with the issuance of such securities.

NOW, THEREFORE, the parties hereto hereby adopt the following as the third amended and restated “partnership agreement” of the Partnership within the meaning of the Act:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2017 Amended and Restated Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“2018 Amended and Restated Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Accounting Period” means (a) in the case of the first Accounting Period, the period commencing on the date of this Agreement and ending at the next Closing of the Books Event, and (b) in the case of each subsequent Accounting Period, the period commencing immediately after a Closing of the Books Event and ending at the next Closing of the Books Event.

“Act” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amendment No. 1” has the meaning set forth in the recitals to this Agreement.

“Ancillary Agreements” means “Ancillary Agreements” as defined in the Separation Agreement.

“Applicable Accretion Rate” means the following daily rates at which the then applicable Series A Exchangeable Preferred Preference, Series B Exchangeable Preferred Preference, Series C Exchangeable Preferred Preference and Series D Exchangeable Preferred Preference will increase:

Series A Exchangeable Preferred Preference	0.00916473%
Series B Exchangeable Preferred Preference	0.00968990%
Series C Exchangeable Preferred Preference	0.01097752%
Series D Exchangeable Preferred Preference	0.01119201%

“Applicable Tax Rate” means the estimated highest aggregate marginal statutory U.S. federal, state and local income, franchise and branch profits tax rates (determined taking into account the deductibility of state and local income taxes for federal income tax purposes and the creditability or deductibility of foreign income taxes for federal income tax purposes) (“Tax Rate”) applicable to any Partner on income of the same character and source as the income allocated to such Partner pursuant to Section 5.04(a) and (b) for such fiscal year, fiscal quarter or other period, as determined by the Tax Matters Partner in its discretion; provided that, in the case of a Partner that is a partnership, grantor trust or other pass-through entity under U.S. federal income tax law, the Tax Rate applicable to such Partner for purposes of determining the Applicable Tax Rate shall be the weighted average of the Tax Rates of such Partner’s members, grantor-owners or other beneficial owners (weighted in proportion to their relative economic interests in such Partner), as determined by the Tax Matters Partner in its discretion; provided, further, that if any such member, grantor-owner or other beneficial owner of such Partner is itself a partnership, grantor trust or other pass-through entity, similar principles shall be applied by the Tax Matters Partner in its discretion to determine the Tax Rate of such member, grantor-owner or other beneficial owner.

“Available Cash” for any Accounting Period means all cash or other current funds of the Partnership available for distribution, as determined by the General Partner in its sole and absolute discretion, reduced by any amounts that the Partnership is prohibited from distributing to the Partners pursuant to applicable law.

“BGC Entities” has the meaning set forth in the recitals to this Agreement.

“BGC Global Opco” has the meaning set forth in the recitals to this Agreement, including any successor to BGC Global Holdings, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC Global Opco Group” means BGC Global Opco and its Subsidiaries (other than any member of the Newmark Group).

“BGC Holdings” has the meaning set forth in the recitals to this Agreement, including any successor to BGC Holdings, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC Holdings Group” means BGC Holdings and its Subsidiaries (other than any member of the BGC U.S. Opco Group, BGC Global Opco Group or Newmark Group).

“BGC Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of BGC Holdings, L.P., as amended from time to time.

“BGC Partners” has the meaning set forth in the recitals to this Agreement, including any successor to BGC Partners, Inc., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC Partners-BGC U.S. Opco Other Debt Notes” means “BGC Partners-BGC U.S. Opco Other Debt Notes” as defined in the Separation Agreement.

“BGC Partners Company” means any member of the BGC Partners Group.

“BGC Partners Group” means BGC Partners, BGC Holdings, BGC U.S. Opco and BGC Global Opco and each of their respective Subsidiaries (other than any member of the Newmark Group).

“BGC Partners Inc. Group” means BGC Partners and its Subsidiaries (other than any member of the BGC Holdings Group, BGC U.S. Opco Group, BGC Global Opco Group or Newmark Group).

“BGC U.S. Opco” has the meaning set forth in the recitals to this Agreement, including any successor to BGC Partners, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC U.S. Opco Group” means BGC U.S. Opco and its Subsidiaries (other than any member of the Newmark Group).

“BGC U.S. Opco Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of BGC U.S. Opco, as it may be amended from time to time.

“BGC U.S. Opco Limited Partnership Interests” means “Limited Partnership Interests” as defined in the BGC U.S. Opco Limited Partnership Agreement.

“BGC U.S. Opco Units” means “Units” as defined in the BGC U.S. Opco Limited Partnership Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by applicable law or other governmental action to be closed.

“Business Revenue” means (a) in the case of the Series A Exchangeable Preferred Limited Partnership Interest, the consolidated revenue of Newmark and its Subsidiaries for the three-month period ended September 30, 2019, as disclosed on Newmark’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2019; (b) in the case of the Series B Exchangeable Preferred Limited Partnership Interest, the consolidated revenue of Newmark and its Subsidiaries for the three-month period ended September 30, 2020, as disclosed on Newmark’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2020; (c) in the case of the Series C Exchangeable Preferred Limited Partnership Interest, the consolidated revenue of Newmark and its Subsidiaries for the three-month period ended September 30, 2021, as disclosed on Newmark’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2021; and (d) in the case of the Series D Exchangeable Preferred Limited

Partnership Interest, the consolidated revenue of Newmark and its Subsidiaries for the three-month period ended September 30, 2022, as disclosed on Newmark’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2022.

“Cantor” has the meaning set forth in the recitals to this Agreement, including any successor to Cantor Fitzgerald, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Cantor Company” means any member of the Cantor Group.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the BGC Partners Group or Newmark Group), Howard W. Lutnick and/or any of his immediate family members as so designated by Howard W. Lutnick and any trusts or other entities controlled by Howard W. Lutnick.

“Capital” means, with respect to any Partner, such Partner’s capital in the Partnership as reflected in such Partner’s Capital Account.

“Capital Account” means, with respect to any Partner, such Partner’s capital account established on the books and records of the Partnership.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware on September 27, 2017.

“Closing of the Books Event” means any of (a) the close of the last day of each calendar year and each calendar quarter, (b) the dissolution of the Partnership, (c) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis amount of property, (d) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, or (e) any other time that the General Partner determines to be appropriate for an interim closing of the Partnership’s books.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Confidential Information” has the meaning set forth in Section 12.06.

“Contribution Ratio” means a fraction equal to one divided by 2.20.

“Corporate Opportunity” means any business opportunity that the Partnership is financially able to undertake, that is, from its nature, in the Partnership’s lines of business, of practical advantage to the Partnership and one in which the Partnership has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Newmark Company, a BGC Partners Company, a Cantor Company or a Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives, as the case may be, will be brought into conflict with the Partnership’s self-interest.

“Current Market Price” means, as of any date: (a) if shares of Newmark Class A Common Stock are listed on an internationally recognized stock exchange, the average of the closing price per share of Newmark Class A Common Stock on each of the 10 consecutive trading days ending on such date (it being understood that such price shall be appropriately adjusted in the event that there is a stock dividend or stock split during such 10-consecutive-trading-day period), or (b) if shares of Newmark Class A Common Stock are not listed on an internationally recognized stock exchange, the fair value of a share of Newmark Class A Common Stock as agreed in good faith by Cantor and the Audit Committee of Newmark.

“DGCL” has the meaning set forth in Section 11.02(a).

“Disinterested Director” has the meaning set forth in Section 11.02(i)(i).

“Encumbrance” has the meaning set forth in Section 7.05.

“Electing Partners” has the meaning set forth in Section 9.01(e)(i).

“Estimated Proportionate Quarterly Tax Distribution” means the Proportionate Quarterly Tax Distribution calculated using the Tax Matters Partner’s estimate of the aggregate amount of taxable income or gain to be allocated to the Partners pursuant to Section 5.04(a) for the applicable period.

“Estimated Tax Due Date” means (a) in the case of a Partner that is not an individual, the 15th day of each April, June, September and December or (b) in the case of a Partner that is an individual, the 15th day of each April, June, September and January or, in each of cases (a) and (b), if earlier with respect to any quarter, the date on which Newmark is required to make an estimated tax payment.

“Excess Ownership Position” has the meaning set forth in Section 9.07.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning set forth in the Newmark Holdings Limited Partnership Agreement.

“Exchangeable Preferred Exchange Right” means, with respect to a series of Exchangeable Preferred Limited Partnership Interest, the right of the Partnership or of the holders of the Exchangeable Preferred Required Voting Percentage with respect to such series to cause an exchange, in whole but not in part, of such series of Exchangeable Preferred Limited Partnership Interest in an Exchangeable Preferred Newmark Exchange, on the terms and subject to the conditions set forth in this Agreement.

“Exchangeable Preferred Limited Partner” means the Series A Exchangeable Preferred Limited Partners, the Series B Exchangeable Preferred Limited Partners, the Series C Exchangeable Preferred Limited Partners and the Series D Exchangeable Preferred Limited Partners, as applicable.

“Exchangeable Preferred Limited Partnership Interest” means the Series A Exchangeable Preferred Limited Partnership Interest, the Series B Exchangeable Preferred Limited Partnership Interest, the Series C Exchangeable Preferred Limited Partnership Interest and the Series D Exchangeable Preferred Limited Partnership Interest, as applicable.

“Exchangeable Preferred Newmark Exchange” has the meaning set forth in Section 9.01(a).

“Exchangeable Preferred Period” means: (a) in the case of the Series A Exchangeable Preferred Limited Partnership Interest, the three-month period commencing on January 1, 2020 and ending on March 31, 2020, (b) in the case of the Series B Exchangeable Preferred Limited Partnership Interest, the three-month period commencing on January 1, 2021 and ending on March 31, 2021; (c) in the case of the Series C Exchangeable Preferred Limited Partnership Interest, the three-month period commencing on January 1, 2022 and ending on March 31, 2022; and (d) in the case of the Series D Exchangeable Preferred Limited Partnership Interest, the three-month period commencing on January 1, 2023 and ending on March 31,

2023; provided, however, that the foregoing clauses (a), (b), (c) and (d) shall not apply to, and no Exchangeable Preferred Period shall be in effect with respect to, any Exchangeable Preferred Limited Partnership Interest that is the subject of an election for “Physical Settlement” or subject to a “Newmark Settlement Election” (as such terms are defined in the Variable Forward Transaction Confirmation) in connection with settlement of the Variable Forward Transaction Confirmation.

“Exchangeable Preferred Preference” means the Series A Exchangeable Preferred Preference, the Series B Exchangeable Preferred Preference, the Series C Exchangeable Preferred Preference or the Series D Exchangeable Preferred Preference, as applicable.

“Exchangeable Preferred Required Voting Percentage” means: (a) in the case of the Series A Exchangeable Preferred Units, at least a majority of the outstanding Series A Exchangeable Preferred Units, voting separately as a class; (b) in the case of the Series B Exchangeable Preferred Units, at least a majority of the outstanding Series B Exchangeable Preferred Units, voting separately as a class; (c) in the case of the Series C Exchangeable Preferred Units, at least a majority of the outstanding Series C Exchangeable Preferred Units, voting separately as a class; and (d) in the case of the Series D Exchangeable Preferred Units, at least a majority of the outstanding Series D Exchangeable Preferred Units, voting separately as a class.

“Exchangeable Preferred Unit” means any Unit designated as a Series A Exchangeable Preferred Unit, a Series B Exchangeable Preferred Unit, a Series C Exchangeable Preferred Unit or a Series D Exchangeable Preferred Unit.

“Founding Partner Interest” or “Working Partner Interest” means a Founding Partner Interest or a Working Partner Interest as defined in the Newmark Holdings Limited Partnership Agreement.

“General Partner” means Newmark Holdings, LLC or any Person who has been admitted, as herein provided, as an additional or substitute general partner, and who has not ceased to be a general partner, each in its capacity as a general partner of the Partnership.

“General Partnership Interest” means, with respect to the General Partner, such Partner’s Non-Participating Unit and Capital designated as the “General Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner being a General Partner and having such Non-Participating Unit and Capital.

“Holdings Exchangeable Limited Partnership Interest” means “Exchangeable Limited Partnership Interests” as defined in the Newmark Holdings Limited Partnership Agreement.

“Independent Counsel” has the meaning set forth in Section 11.02(i)(ii).

“Interest” means the General Partnership Interest and any Limited Partnership Interest (including, for the avoidance of doubt, any Exchangeable Preferred Limited Partnership Interest and the Special Voting Limited Partnership Interest).

“Limited Partner” means, subject to Section 5.10, any Person who has acquired a Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner under the terms of this Agreement, each in its capacity as a limited partner of the Partnership.

“Limited Partner Optional Preferred Exchange” has the meaning set forth in Section 9.01(a).

“Limited Partner Preferred Exchange Request” has the meaning set forth in Section 9.01(e)(i).

“Limited Partnership Interest” means, with respect to any Limited Partner, such Partner’s Units and Capital designated as a “Limited Partnership Interest” (including, for the avoidance of doubt, designation as an “Exchangeable Preferred Limited Partnership Interest” and as a “Special Voting Limited Partnership Interest”) on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Majority in Interest” means Limited Partner(s) (other than Exchangeable Preferred Limited Partner(s)) holding a majority of the Units (other than Exchangeable Preferred Units) underlying the Limited Partnership Interests outstanding as of the applicable record date; provided, however, that, so long as members of the Cantor Group shall hold a majority of the Holdings Exchangeable Limited Partnership Interests of Newmark Holdings, then any action or approval by a “Majority in Interest” for purposes of this Agreement shall also require the consent of Cantor.

“Newmark” has the meaning set forth in the preamble to this Agreement, including any successor to Newmark Group, Inc., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Newmark Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Newmark (it being understood that if the Newmark Class A Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of a merger, consolidation or otherwise) or the right to receive such security, each reference to Newmark Class A Common Stock in this Agreement shall refer to such other security into which the Newmark Class A Common Stock was reclassified, exchanged or converted).

“Newmark Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Newmark (it being understood that if the Newmark Class B Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of a merger, consolidation or otherwise) or the right to receive such security, each reference to Newmark Class B Common Stock in this Agreement shall refer to such other security into which the Newmark Class B Common Stock was reclassified, exchanged or converted).

“Newmark Common Stock” means the Newmark Class A Common Stock or the Newmark Class B Common Stock, as applicable.

“Newmark Common Stock Amount” means: (a) in the case of the entire Series A Exchangeable Preferred Limited Partnership Interest, zero (0) shares of Newmark Class A Common Stock; (b) in the case of the entire Series B Exchangeable Preferred Limited Partnership Interest, zero (0) shares of Newmark Class A Common Stock; (c) in the case of the entire Series C Exchangeable Preferred Limited Partnership Interest, zero (0) shares of Newmark Class A Common Stock; and (d) in the case of the entire Series D Exchangeable Preferred Limited Partnership Interest, zero (0) shares of Newmark Class A Common Stock.

“Newmark Company” means any member of the Newmark Inc. Group.

“Newmark Group” means Newmark, Newmark Holdings, the Partnership and each of their respective Subsidiaries.

“Newmark Holdings” has the meaning set forth in the preamble to this Agreement, including any successor to Newmark Holdings, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Newmark Holdings Company” means any member of the Newmark Holdings Group.

“Newmark Holdings Group” means Newmark Holdings and its Subsidiaries (other than any member of the Partnership Group).

“Newmark Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, L.P., as amended from time to time.

“Newmark Holdings Non-Participating Units” has the meaning ascribed to “Non-Participating Units” in the Newmark Holdings Limited Partnership Agreement.

“Newmark Holdings Ratio” means, as of any time, the number equal to (a) the aggregate number of Units held by the Newmark Holdings Group as of such time divided by (b) the aggregate number of Newmark Holdings Units issued and outstanding as of such time.

“Newmark Holdings Units” means “Units” as defined in the Newmark Holdings Limited Partnership Agreement.

“Newmark Holdings, LLC” has the meaning set forth in the preamble to this Agreement, including any successor to Newmark Holdings, LLC, whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Newmark Inc. Group” means Newmark Group, Inc. and its Subsidiaries (other than any member of the Newmark Holdings Group or Partnership Group).

“Newmark Opco Debt Repayment” means the amount paid by the Partnership in satisfaction of the obligations of the Partnership under the BGC Partners-BGC U.S. Opco Other Debt Notes.

“Newmark Ratio” means, as of any time, the number equal to (a) the aggregate number of Units held by the Newmark Inc. Group as of such time divided by (b) the aggregate number of shares of Newmark Common Stock issued and outstanding as of such time.

“Newmark SAE Agreement” means the Omnibus Side Agreement, dated as of December 13, 2017, by and among Newmark, Newmark Holdings, the Partnership, the Original SAE Subsidiaries, and certain other parties thereto.

“Non-Participating Unit” means the Unit held by the Special Voting Limited Partner in respect of the Special Voting Limited Partnership Interest and the Unit held by the General Partner in respect of the General Partnership Interest, none of which shall entitle its holder to a share in the Partnership’s profits, losses and operating distributions except as otherwise expressly set forth in this Agreement.

“Opco Partnership Contribution” means “Opco Partnership Contribution” as defined in the Separation Agreement.

“Opco Partnership Distribution” means “Opco Partnership Distribution” as defined in the Separation Agreement.

“Opco Partnership Division” has the meaning set forth in the recitals to this Agreement.

“Original Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Original SAE Subsidiaries” means the entities set forth on Schedule I.

“Partners” means the Limited Partners (including, for the avoidance of doubt, the Exchangeable Preferred Limited Partners and the Special Voting Limited Partner) and the General Partner, and “Partner” means any of the foregoing.

“Partnership” has the meaning set forth in the preamble to this Agreement, including any successor to Newmark Partners, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Optional Preferred Exchange” has the meaning set forth in Section 9.01(a).

“Partnership-Owned SAE” means any SAE Subsidiary that is a Limited Partner for purposes of Article V where any stock of such SAE Subsidiary is owned by the Partnership.

“Partnership Preferred Exchange Request” has the meaning set forth in Section 9.01(e)(ii).

“Percentage Interest” means, as of the applicable calculation time, with respect to a Partner (other than an Exchangeable Preferred Limited Partner), the ratio, expressed as a percentage, of the number of Units (other than Exchangeable Preferred Units) held by such Partner over the number of Units (other than Exchangeable Preferred Units) held by all Partners.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger, consolidation, sale of all or substantially all of its assets or otherwise) of such entity.

“Preferred Exchange Effective Date” has the meaning set forth in Section 9.01(e)(iii).

“Preferred Exchange Effective Time” has the meaning set forth in Section 9.01(f).

“Preferred Exchange Request” has the meaning set forth in Section 9.01(e)(ii).

“Preferred Unitholder” has the meaning set forth in the preamble to this Agreement.

“Preferred Unitholder Permitted Transferee” has the meaning set forth in Section 4.09(b)(iv).

“proceeding” has the meaning set forth in Section 11.02(a).

“Proportionate Quarterly Tax Distribution” means, for each Partner for each fiscal quarter or other applicable period, such Partner’s Proportionate Tax Share for such fiscal quarter or other applicable period.

“Proportionate Tax Share” means, with respect to a Partner, the product of (a) the Tax Distribution for the fiscal year, fiscal quarter or other period, as applicable, and (b) the Percentage Interest of such Partner for such fiscal year, fiscal quarter or other period. In the event that the Percentage Interest of a

Partner changes during any fiscal year, fiscal quarter or other period, the Proportionate Tax Share of such Partner and the other Partners, as the case may be, for such fiscal year, fiscal quarter or other period shall be appropriately adjusted to take into account the Partners’ varying interests.

“Publicly Traded Shares” means shares of Newmark Common Stock, if listed on any national securities exchange or included for quotation in any quotation system in the United States (even if such shares are restricted securities under the Securities Act), and any shares of capital stock of any other entity, if such shares are of a class that is listed on any national securities exchange or included for quotation in any quotation system in the United States (even if such shares are restricted securities under the Securities Act).

“Representatives” means, with respect to any Person, the Affiliates, directors, managers, officers, employees, general partners, agents, accountants, managing members, counsel and other advisors and representatives of such Person.

“Requested Preferred Exchange Effective Date” means the earliest Business Day during the Exchangeable Preferred Period on which the Electing Partners or the Partnership, as applicable, desire to have an Exchangeable Preferred Newmark Exchange consummated in accordance with Article IX; provided that the “Registration Conditions” specified in the Variable Forward Transaction Confirmation shall be satisfied as of such date, and the Partnership may postpone the Requested Preferred Exchange Effective Date to the extent the Registration Conditions Satisfaction Date (as defined in the Variable Forward Transaction Confirmation) is delayed as contemplated under “Settlement Method Election” in the Variable Forward Transaction Confirmation; provided, further, that, without limiting the generality of the immediately preceding proviso, in the case of a Limited Partner Preferred Exchange Request, the Partnership may at its option postpone the Requested Preferred Exchange Effective Date for a period of up to 60 days following receipt of such Limited Partner Preferred Exchange Request.

“REU Interest” means an “REU Interest” as defined in the Newmark Holdings Limited Partnership Agreement.

“SAE Items” has the meaning set forth in Section 5.04(d).

“SAE Subsidiaries” means the Original SAE Subsidiaries and each entity set forth on Annex A to the SAE Side Agreement, effective as of the applicable dates set forth on Annex A attached thereto (as amended from time to time), by and among Newmark, Newmark Holdings, the Partnership and each applicable entity set forth on Annex A attached thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Separation Steps Plan” means “Separation Steps Plan” as defined in the Separation Agreement.

“Series A Exchangeable Preferred Limited Partner” means any Limited Partner holding a Series A Exchangeable Preferred Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall not have ceased to hold such Series A Exchangeable Preferred Limited Partnership Interest.

“Series A Exchangeable Preferred Limited Partnership Interest” means, with respect to any Series A Exchangeable Preferred Limited Partner, such Partner’s Series A Exchangeable Preferred Unit(s) and

Capital designated as a “Series A Exchangeable Preferred Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Series A Exchangeable Preferred Units and having such Capital.

“Series A Exchangeable Preferred Preference” means, with respect to the entire Series A Exchangeable Preferred Limited Partnership Interest, initially $89,064,031.97; provided that the Series A Exchangeable Preferred Preference shall be increased daily (which increase shall occur daily from June 19, 2018 until the Series A Exchangeable Preferred Preference equals the Ultimate Liquidation Preference applicable to the Series A Exchangeable Preferred Limited Partnership Interest) at a rate equal to the Applicable Accretion Rate for the Series A Exchangeable Preferred Preference.

“Series A Exchangeable Preferred Unit” means any Unit designated as a Series A Exchangeable Preferred Limited Partnership Interest and issued pursuant to Section 4.09.

“Series A/B Parent Agreement” means that certain Parent Agreement, dated as of June 18, 2018, by and among the Preferred Unitholder, the Partnership and Newmark.

“Series A/B Target Revenue” means $475 million; provided that, in the event that, after June 19, 2018, any member of the Newmark Group shall invest in or acquire the business of any Person (other than any member of the Newmark Group), including, without limitation, by merger, consolidation, business combination, share exchange or other similar transaction, then the Series A/B Target Revenue shall be increased by an amount equal to the aggregate consolidated revenue of such Person and its Subsidiaries for the most recent three-month complete fiscal period ending prior to the date of such investment or acquisition (it being understood that such adjustment shall be also made for any subsequent investments or acquisitions by members of the Newmark Group, including, without limitation, by merger, consolidation, business combination, share exchange or other similar transaction).

“Series B Exchangeable Preferred Limited Partner” means any Limited Partner holding a Series B Exchangeable Preferred Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall not have ceased to hold such Series B Exchangeable Preferred Limited Partnership Interest.

“Series B Exchangeable Preferred Limited Partnership Interest” means, with respect to any Series B Exchangeable Preferred Limited Partner, such Partner’s Series B Exchangeable Preferred Unit(s) and Capital designated as a “Series B Exchangeable Preferred Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Series B Exchangeable Preferred Units and having such Capital.

“Series B Exchangeable Preferred Preference” means, with respect to the entire Series B Exchangeable Preferred Limited Partnership Interest, initially $85,714,557.33; provided that the Series B Exchangeable Preferred Preference shall be increased daily (which increase shall occur daily from June 19, 2018 until the Series B Exchangeable Preferred Preference equals the Ultimate Liquidation Preference applicable to the Series B Exchangeable Preferred Limited Partnership Interest) at a rate equal to the Applicable Accretion Rate for the Series B Exchangeable Preferred Preference.

“Series B Exchangeable Preferred Unit” means any Unit designated as a Series B Exchangeable Preferred Limited Partnership Interest and issued pursuant to Section 4.09.

“Series C Exchangeable Preferred Limited Partner” means any Limited Partner holding a Series C Exchangeable Preferred Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall not have ceased to hold such Series C Exchangeable Preferred Limited Partnership Interest.

“Series C Exchangeable Preferred Limited Partnership Interest” means, with respect to any Series C Exchangeable Preferred Limited Partner, such Partner’s Series C Exchangeable Preferred Unit(s) and Capital designated as a “Series C Exchangeable Preferred Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Series C Exchangeable Preferred Units and having such Capital.

“Series C Exchangeable Preferred Preference” means, with respect to the entire Series C Exchangeable Preferred Limited Partnership Interest, initially $76,590,154.98; provided that the Series C Exchangeable Preferred Preference shall be increased daily (which increase shall occur daily from September 26, 2018 until the Series C Exchangeable Preferred Preference equals the Ultimate Liquidation Preference applicable to the Series C Exchangeable Preferred Limited Partnership Interest) at a rate equal to the Applicable Accretion Rate for the Series C Exchangeable Preferred Preference.

“Series C Exchangeable Preferred Unit” means any Unit designated as a Series C Exchangeable Preferred Limited Partnership Interest and issued pursuant to Section 4.09.

“Series C/D Parent Agreement” means that certain Parent Agreement, dated as of September 25, 2018, by and among the Preferred Unitholder, the Partnership and Newmark.

“Series C/D Target Revenue” means (a) $500 million for the Series C Exchangeable Preferred Limited Partnership Interest and (b) $525 million for the Series D Exchangeable Preferred Limited Partnership Interest; provided that, in the event that, after September 26, 2018, any member of the Newmark Group shall invest in or acquire the business of any Person (other than any member of the Newmark Group), including, without limitation, by merger, consolidation, business combination, share exchange or other similar transaction, then the Series C/D Target Revenue shall be increased by an amount equal to the aggregate consolidated revenue of such Person and its Subsidiaries for the most recent three-month complete fiscal period ending prior to the date of such investment or acquisition (it being understood that such adjustment shall be also made for any subsequent investments or acquisitions by members of the Newmark Group, including, without limitation, by merger, consolidation, business combination, share exchange or other similar transaction).

“Series D Exchangeable Preferred Limited Partner” means any Limited Partner holding a Series D Exchangeable Preferred Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall not have ceased to hold such Series D Exchangeable Preferred Limited Partnership Interest.

“Series D Exchangeable Preferred Limited Partnership Interest” means, with respect to any Series D Exchangeable Preferred Limited Partner, such Partner’s Series D Exchangeable Preferred Unit(s) and Capital designated as a “Series D Exchangeable Preferred Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Series D Exchangeable Preferred Units and having such Capital.

“Series D Exchangeable Preferred Preference” means, with respect to the entire Series D Exchangeable Preferred Limited Partnership Interest, initially $73,341,754.54; provided that the Series D Exchangeable Preferred Preference shall be increased daily (which increase shall occur daily from September 26, 2018 until the Series D Exchangeable Preferred Preference equals the Ultimate Liquidation Preference applicable to the Series D Exchangeable Preferred Limited Partnership Interest) at a rate equal to the Applicable Accretion Rate for the Series D Exchangeable Preferred Preference.

“Series D Exchangeable Preferred Unit” means any Unit designated as a Series D Exchangeable Preferred Limited Partnership Interest and issued pursuant to Section 4.09.

“Special Voting Limited Partner” means the Limited Partner holding the Special Voting Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner designated as the Special Voting Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner designated as the Special Voting Limited Partner under the terms of this Agreement.

“Special Voting Limited Partnership Interest” means, with respect to the Special Voting Limited Partner, such Partner’s Non-Participating Unit and Capital designated as the “Special Voting Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Non-Participating Unit and having such Capital.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax Distribution” means, for any fiscal quarter or fiscal year or other period of the Partnership during the term of the Partnership, the product of (a) the aggregate amount of taxable income or gain allocated to the Partners pursuant to Section 5.04(a) for such period and (b) the Applicable Tax Rate for such period.

“Tax Matters Partner” has the meaning set forth in Section 5.07.

“Transfer” means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of all or any part of an Interest or any right, title or interest therein.

“Transferee” means the transferee in a Transfer or proposed Transfer.

“Transferred Assets” has the meaning ascribed to such term in the Separation Agreement.

“Transferred Business” has the meaning ascribed to such term in the Separation Agreement.

“Transferred Liabilities” has the meaning ascribed to such term in the Separation Agreement.

“UCC” has the meaning set forth in Section 4.07.

“Ultimate Liquidation Preference” means: (a) in the case of the entire Series A Exchangeable Preferred Limited Partnership Interest, $93,479,589.87; (b) in the case of the entire Series B Exchangeable Preferred Limited Partnership Interest, $93,479,589.87; (c) in the case of the entire Series C Exchangeable Preferred Limited Partnership Interest, $87,000,216.96; and (d) in the case of the entire Series D Exchangeable Preferred Limited Partnership Interest, $87,000,216.96.

“Unit” means, with respect to any Partner, such Partner’s partnership interest in the Partnership entitling the holder to a share in the Partnership’s profits, losses and operating distributions as provided in this Agreement, but excluding any Non-Participating Unit.

“Variable Forward Transaction Confirmation” means that certain letter agreement, dated as of June 18, 2018, by and among Newmark SPV I, LLC, a Delaware limited liability company, and the Preferred Unitholder, as supplemented from time to time.

Section 1.02 Other Definitional Provisions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, appendix, annex and schedule references not attributed to a particular document shall be references to such exhibits, appendixes, annexes and schedules to this Agreement.

Section 1.03 References to Schedules. The General Partner shall maintain and revise from time to time all schedules referred to in this Agreement in accordance with this Agreement. Notwithstanding anything in Section 12.02 to the contrary, any such revision shall not be deemed an amendment to this Agreement, and shall not require any further act, vote or approval of any Person.

ARTICLE II

FORMATION, CONTINUATION AND POWERS

Section 2.01 Formation. On September 27, 2017, the Partnership was formed pursuant to the laws of the State of Delaware pursuant to a Certificate of Limited Partnership. The 2017 Amended and Restated Partnership Agreement was entered into on December 13, 2017 and was amended by Amendment No. 1 as of March 14, 2018. The 2018 Amended and Restated Partnership Agreement was entered into on June 19, 2018. This Agreement amends and restates the partnership agreement (as defined in the Act) of the Partnership, effective as of September 26, 2018.

Section 2.02 Name. The name of the Partnership is “Newmark Partners, L.P.”

Section 2.03 Purpose and Scope of Activity. The purpose of the Partnership shall be to conduct any and all activities permitted under the Act. The Partnership shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, that are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Partnership.

Section 2.04 Principal Place of Business. For purposes of the Act, the principal place of business of the Partnership shall be located in New York, New York or at such other place as may hereafter be designated from time to time by the General Partner. The Partnership, committee and officer meetings shall take place at the Partnership’s principal place of business unless decided otherwise for any particular meeting.

The Partnership may qualify to transact business in such other states and under such assumed business names (for which all applicable assumed business name certificates or filings shall be made) as the General Partner shall determine. Each Partner shall execute, acknowledge, swear to and deliver all certificates or other documents necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in such jurisdictions in which the Partnership may conduct or cease to conduct business, as applicable.

Section 2.05 Registered Agent and Office. The registered agent for service of process is, and the mailing address of the registered office of the Partnership in the State of Delaware is in care of, Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. At any time, the Partnership may designate another registered agent and/or registered office.

Section 2.06 Authorized Persons. The execution and causing to be filed of the Certificate of Limited Partnership by the applicable authorized Persons on behalf of the General Partner are hereby specifically ratified, adopted and confirmed. The officers of the Partnership and the General Partner are hereby designated as authorized Persons to act in connection with executing and causing to be filed, when approved by the appropriate governing body or bodies hereunder, any certificates required or permitted to be filed with the Secretary of State of the State of Delaware and any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to file in any jurisdiction in which the Partnership is required to make a filing.

Section 2.07 Term. The term of the Partnership began on the date the Certificate of Limited Partnership of the Partnership became effective, and the Partnership shall have perpetual existence unless sooner dissolved as provided in Article X.

Section 2.08 Treatment as Partnership. Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) of the Code, the parties shall treat the Partnership as a partnership for United States federal income tax purposes and agree not to take any action or fail to take any action which action or inaction would be inconsistent with such treatment.

Section 2.09 Compliance with Law. The Partnership shall use its best efforts to comply with any and all governmental requirements applicable to it, including the making of any and all necessary or advisable governmental registrations.

ARTICLE III

MANAGEMENT

Section 3.01 Management by the General Partner.

(a) Subject to the terms and provisions of this Agreement, the management and control of the business and affairs of the Partnership shall be vested solely in, and directed and exercised solely by,

the General Partner. In furtherance of the activities of the Partnership, subject to the terms and provisions of this Agreement, the General Partner shall have all rights and powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware.

(b) Except as otherwise expressly provided herein, the General Partner has full and exclusive power and authority to do, on behalf of the Partnership, all things that are deemed necessary, appropriate or desirable by the General Partner to conduct, direct and manage the business and other affairs of the Partnership and is authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents as the General Partner may appoint, such actions and execute such documents as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership.

(c) The General Partner agrees to use its best efforts to meet all requirements of the Code and currently applicable regulations, rulings and other procedures of the Internal Revenue Service to ensure that the Partnership will be classified for United States federal income tax purposes as a partnership.

(d) The General Partner may appoint officers, managers or agents of the Partnership and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement (without limitation on the General Partner’s ability to exercise such powers, authorities or responsibilities directly at any time); provided that, notwithstanding anything herein or in any other agreement to the contrary, the General Partner may remove any such officer, manager or agent, and may revoke any or all such powers, authorities and responsibilities so delegated to any such person, in each case at any time with or without cause. The officers of the Partnership shall consist of such positions and titles that the General Partner may in its discretion designate or create, including a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary or one or more Assistant Secretaries. A single person may hold more than one office. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office.

Each of such officers shall have such powers and duties with respect to the business and other affairs of the Partnership, and shall be subject to such restrictions and limitations, as are prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

(e) Notwithstanding anything to the contrary herein, without the prior written consent of the Limited Partners (by affirmative vote of a Majority in Interest), the General Partner shall not take any action that may adversely affect Cantor’s Purchase Right (as defined in the Separation Agreement) in Section 6.11 of the Separation Agreement.

Section 3.02 Role and Voting Rights of Limited Partners; Authority of Partners.

(a) Limitation on Role of Limited Partners. No Limited Partner shall have any right of control or management power over the business or other affairs of the Partnership as a result of its status as a Limited Partner except as otherwise provided in this Agreement. No Limited Partner shall participate in the control of the Partnership’s business in any manner that would, under the Act, subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder, including holding himself, herself or itself out to third parties as a general partner of the Partnership; provided that any Limited Partner may be an employee of the Partnership or any of its Affiliates and perform such duties and do all such acts required or appropriate in such role, and no such performance or acts shall subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder. Without limiting the generality of the foregoing, in accordance with, and to the fullest extent permitted by the Act (including

Section 17-303 thereof), Limited Partners (directly or through an Affiliate) (i) may consult with and advise the General Partner or any other Person (including, if applicable, the general partner of the General Partner) with respect to any matter, including the business of the Partnership, (ii) may, or may (to the extent otherwise within their power to do so) cause the General Partner or any other Person (including, if applicable, the general partner of the General Partner) to, take or refrain from taking any action, including by proposing, approving, consenting or disapproving, by voting to the extent provided herein or otherwise, with respect to any matter, including the business of the Partnership, subject to Section 12.15, (iii) may transact business with the General Partner (including, if applicable, the general partner of the General Partner) or the Partnership, and (iv) may be an officer, director, partner or stockholder of the General Partner (including, if applicable, the general partner of the General Partner) or have its Representatives serve as officers or directors of the General Partner (including, if applicable, of the general partner of the General Partner) without incurring additional liabilities to third parties.

(b) No Limited Partner Voting Rights. To the fullest extent permitted by Section 17-302(f) of the Act, the Limited Partners shall not have any voting rights under the Act, this Agreement or otherwise, and shall not be entitled to consent to, approve or authorize any actions by the Partnership or the General Partner, except in each case as otherwise specifically provided in this Agreement.

(c) Authority of Partners. Except as set forth herein with respect to the General Partner, no Limited Partner shall have any power or authority, in such Partner’s capacity as a Limited Partner, to act for or bind the Partnership except to the extent that such Limited Partner is so authorized in writing prior thereto by the General Partner. Without limiting the generality of the foregoing, except as set forth herein with respect to the General Partner, no Limited Partner, as such, shall, except as so authorized, have any power or authority to incur any liability or execute any instrument, agreement or other document for or on behalf of the Partnership, whether in the Partnership’s name or otherwise. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner.

Each Limited Partner hereby agrees that, except to the extent provided in this Agreement and except to the extent that such Limited Partner shall be the General Partner, it will not participate in the management or control of the business and other affairs of the Partnership, will not transact any business for the Partnership and will not attempt to act for or bind the Partnership.

ARTICLE IV

PARTNERS; CLASSES OF PARTNERSHIP INTERESTS

Section 4.01 Partners. The Partnership shall have (a) a General Partner and (b) one or more Limited Partners (including, for the avoidance of doubt, the Exchangeable Preferred Limited Partners and the Special Voting Limited Partner). Schedule 4.01 sets forth the name and address of the Partners. Schedule 4.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or address of the Partners in accordance with this Agreement. Each Person admitted to the Partnership as a Partner pursuant to this Agreement shall be a partner of the Partnership until such Person ceases to be a Partner in accordance with the provisions of this Agreement.

Section 4.02 Interests.

(a) Generally.

(i) Classes of Interests. Interests in the Partnership shall be divided into two classes: (A) a General Partnership Interest; and (B) Limited Partnership Interests (including, for the avoidance of doubt, the Exchangeable Preferred Limited Partnership Interests and the Special Voting Limited Partnership Interest). The General Partnership Interest and the Limited Partnership Interests shall consist of, and be issued as, Units (including those designated as Exchangeable Preferred Units), Non-Participating Units and Capital. The General Partner shall determine the aggregate number of authorized Units. Any Units repurchased by or otherwise transferred to the Partnership or otherwise forfeited or cancelled shall be cancelled and thereafter deemed to be authorized but unissued, and may be subsequently issued as Units for all purposes hereunder in accordance with this Agreement.

(ii) Issuances of Additional Units. Any authorized but unissued Units may be issued:

(1) pursuant to the Separation or as otherwise contemplated by the Separation Agreement or this Agreement;

(2) to members of the Newmark Inc. Group and/or Newmark Holdings Group, as the case may be, in connection with an investment in the Partnership by the members of the Newmark Inc. Group and/or Newmark Holdings Group, as the case may be, in each case as provided in the Separation Agreement;

(3) to members of the Newmark Inc. Group and/or members of the BGC Partners Inc. Group, in connection with a redemption pursuant to Article VIII of the Newmark Holdings Limited Partnership Agreement or Article VIII of the BGC Holdings Limited Partnership Agreement;

(4) as otherwise agreed by each of the General Partner and the Limited Partners (by affirmative vote of a Majority in Interest);

(5) to Newmark or Newmark Holdings in connection with a grant of equity by Newmark or Newmark Holdings, respectively, pursuant to the Newmark Holdings, L.P. Participation Plan;

(6) to any Partner in connection with a conversion of an issued Unit and Interest into a different class or type of Unit and Interest in accordance with this Agreement; and

(7) as determined by the General Partner in good faith in connection with any “Additional Tranche” (as such term is defined in the Variable Forward Transaction Confirmation) pursuant to the Variable Forward Transaction Confirmation;

provided that each Person to be issued additional Units pursuant to clause (1), (2), (3), (4) or (5) of this sentence shall, as a condition to such issuance, execute and deliver to the Partnership an agreement in which such Person agrees to be admitted as a Partner with respect to such Units and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner; provided, however, that if such Person (A) is at the time of such issuance a Partner of the applicable class of Interests being issued or (B) has previously entered into an agreement pursuant to which such Person shall have agreed to become a Partner and be bound by this Agreement with respect to the applicable class of Interests being issued (which agreement is in effect at the time of such issuance), such Person shall not be required to enter into any such agreements unless otherwise determined by the General Partner. Upon any such issuance, any such Person not already a Partner shall be admitted as a limited partner with respect to the issued Interests.

(b) General Partnership Interest. The Partnership shall have one General Partnership Interest. The Non-Participating Unit issued to the General Partner in respect of such Partner’s General Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Non-Participating Unit in respect of such Partner’s General Partnership Interest in accordance with this Agreement.

(c) Limited Partnership Interests.

(i) The Partnership shall have one or more Limited Partnership Interests. The number of Units (including those designated as Exchangeable Preferred Units) or Non-Participating Units (in the case of the Special Voting Limited Partnership Interest) issued to each Limited Partner in respect of such Partner’s Limited Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Units (including those designated as Exchangeable Preferred Units) or Non-Participating Units (in the case of the Special Voting Limited Partnership Interest) in respect of such Partner’s Limited Partnership Interest in accordance with this Agreement.

(ii) The Partnership shall have one Limited Partnership Interest designated as the Special Voting Limited Partnership Interest, as provided in Section 4.03(b). There shall only be one Non-Participating Unit associated with the Special Voting Limited Partnership Interest. All other Limited Partnership Interests shall be designated as Limited Partnership Interests.

(iii) The Partnership may have one or more Limited Partnership Interests designated as Exchangeable Preferred Limited Partnership Interests. The number of Exchangeable Preferred Units issued in accordance with Section 4.09 to each Exchangeable Preferred Limited Partner in respect of such Partner’s Exchangeable Preferred Limited Partnership Interest is set forth on Schedule 4.02.

(d) No Additional Classes of Interests. There shall be no additional classes of partnership interests in the Partnership.

Section 4.03 Admission and Withdrawal of Partners.

(a) General Partner.

(i) The General Partner is Newmark Holdings, LLC. On the date of this Agreement, Newmark Holdings, LLC holds the General Partnership Interest, which has the Non-Participating Unit and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a General Partner, and resignation or withdrawal of any General Partner, shall be governed by Section 7.02.

(iii) Effective immediately upon the Transfer of the General Partner’s entire General Partnership Interest as provided in Section 7.02(c), such Partner shall cease to be the General Partner.

(b) Limited Partners.

(i) On the date of this Agreement, the Limited Partners hold the Limited Partnership Interests (including, for the avoidance of doubt, the Exchangeable Preferred Limited Partnership Interest and the Special Voting Limited Partnership Interest), which have the Units (including those designated as Exchangeable Preferred Units), Non-Participating Units (in the case of the Special Voting Limited Partnership Interest) and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a Limited Partner pursuant to any Transfer permitted by Section 7.02(a) or 7.02(b), as applicable, shall be governed by Section 7.02, and the admission of a Person as a Limited Partner in connection with the issuance of additional Units pursuant to Section 4.02(a)(ii) shall be governed by such applicable Section.

(iii) Effective immediately upon the Transfer of a Limited Partner’s entire Limited Partnership Interest as provided in Section 7.02(a) or 7.02(b), as applicable, such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Limited Partnership Interest and shall cease to be a Limited Partner; provided, however, that with respect to Newmark, the occurrence of the foregoing shall not relieve Newmark of its obligations under Article IX.

(c) No Additional Partners. No additional Partners shall be admitted to the Partnership except in accordance with this Article IV.

Section 4.04 Liability to Third Parties; Capital Account Deficits.

(a) Except as may otherwise be expressly provided by the Act, the General Partner shall have unlimited personal liability for the satisfaction and discharge of all debts, liabilities, contracts and other obligations of the Partnership. The General Partner shall not be personally liable for the return of any portion of the capital contribution of any Limited Partner, the return of which shall be made solely from the Partnership’s assets.

(b) Except as may otherwise be expressly provided by the Act or this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or other obligations of the Partnership. Each Limited Partner shall be liable only to make its capital contributions as provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement and shall not be required, after its capital contribution shall have been paid, to make any further capital contribution to the Partnership or to lend any funds to the Partnership except as otherwise expressly provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement. No Limited Partner shall be required to repay the Partnership, any Partner or any creditor of the Partnership any negative balance in such Limited Partner’s Capital Account.

(c) No Limited Partner shall be liable to make up any deficit in its Capital Account; provided that nothing in this Section 4.04(c) shall relieve a Partner of any liability it may otherwise have, either pursuant to the terms of this Agreement or pursuant to the terms of any agreement to which the Partnership or such Partner may be a party.

Section 4.05 Classes. Any Person may own one or more classes of Interests. Except as otherwise specifically provided herein, the ownership of any class of Interests shall not affect the rights or obligations of a Partner with respect to any other class of Interests. As used in this Agreement, the General Partner and the Limited Partners (including the Exchangeable Preferred Limited Partners and the Special Voting Limited Partner) shall be deemed to be separate Partners even if any Partner holds more than one class of Interest. References to a certain class of Interest with respect to any Partner shall refer solely to that class of Interest of such Partner and not to any other class of Interest, if any, held by such Partner.

Section 4.06 Certificates. The Partnership may, in the discretion of the General Partner, issue any or all Units in certificated form, which certificates shall be held by the Partnership as custodian for the applicable Partners. The form of any such certificates shall be approved by the General Partner and include the legend required by Section 7.06. If certificates are issued, a transfer of Units will require delivery of an endorsed certificate.

Section 4.07 Uniform Commercial Code Treatment of Units. Each Unit and Non-Participating Unit in the Partnership shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall control. The Partnership shall maintain books for the purpose of registering the Transfer of Units and Non-Participating Units. Any Transfer of Units and Non-Participating Units shall be effective as of the registration of the Transfer of such Units and Non-Participating Units in the books and records of the Partnership.

Section 4.08 Priority Among Partners. No Partner shall be entitled to any priority or preference over any other Partner either as to return of capital contributions or as to profits, losses or distributions, except to the extent that this Agreement establishes, or may be deemed to establish, such a priority or preference.

Section 4.09 Establishment of Exchangeable Preferred Units.

(a) General. Effective as of June 19, 2018, pursuant to the 2018 Amended and Restated Partnership Agreement, there was created classes of Units designated as “Series A Exchangeable Preferred Units” and “Series B Exchangeable Preferred Units,” and effective as of September 26, 2018 there is hereby created classes of Units designated as “Series C Exchangeable Preferred Units” and “Series D Exchangeable Preferred Units,” in each case with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 4.09 and elsewhere in this Agreement.

(b) Rights of Exchangeable Preferred Units. The Exchangeable Preferred Units shall have the following rights, preferences and privileges, and Exchangeable Preferred Limited Partners shall be subject to the following duties and obligations:

(i) Issuance of the Exchangeable Preferred Units. The Series A Exchangeable Preferred Units and the Series B Exchangeable Preferred Units were issued by the Partnership on June 19, 2018 pursuant to the terms and conditions of the Series A/B Parent Agreement, and the Series C Exchangeable Preferred Units and the Series D Exchangeable Preferred Units shall be issued by the Partnership on September 26, 2018 pursuant to the terms and conditions of the Series C/D Parent Agreement.

(ii) Voting Rights. Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of holders of the Exchangeable Preferred Required Voting Percentage of the affected series of Exchangeable Preferred Units shall be required for any amendment to this Agreement or the Certificate of Limited Partnership that would:

(1) reduce the amount payable or change the form of payment to the holders of such Exchangeable Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, change the Ultimate Liquidation Preference applicable to such series of Exchangeable Preferred Units, or make any change to (x) this Section 4.09(b)(ii)(1), the proviso of Section 5.09, Section 5.10(b), Section 7.03 or Article IX to the extent such change would be adverse to such Exchangeable Preferred Units or (y) any other provision hereof that relates specifically to such Exchangeable Preferred Units to the extent such change would be disproportionately adverse to such Exchangeable Preferred Units relative to other Units; or

(2) make such Exchangeable Preferred Units redeemable or exchangeable at the option of the Partnership other than as set forth herein.

(iii) Capital Accounts. Notwithstanding anything to the contrary herein, except for U.S. federal (and applicable state and local) income tax purposes, including for purposes of maintaining Capital Accounts of the partners for purposes of the Code and the Treasury Regulations promulgated thereunder, the Capital Account of each Exchangeable Preferred Limited Partner as of a particular date shall equal the aggregate Exchangeable Preferred Preference as of such date with respect to the Exchangeable Preferred Units held by such Exchangeable Preferred Limited Partner. For the avoidance of doubt and notwithstanding anything to the contrary herein (including Section 5.03), no items of income, gain, loss, deduction or credit shall be allocated to the Exchangeable Preferred Limited Partners for U.S. federal (and applicable state and local) income tax purposes, including for purposes of maintaining Capital Accounts of the partners for purposes of the Code and the Treasury Regulations promulgated thereunder.

(iv) Exchangeable Preferred Units Transfer Restrictions. Subject to Article VII, each Exchangeable Preferred Limited Partner holding Exchangeable Preferred Units shall be permitted to transfer any Exchangeable Preferred Units owned by such Exchangeable Preferred Limited Partner (1) to any of its controlled Affiliates (any such Transferee, a “Preferred Unitholder Permitted Transferee”), (2) to Newmark SPV I, LLC upon settlement of the Variable Forward Transaction Confirmation or (3) to a permitted transferee or assignee of the Preferred Unitholder under the Variable Forward Transaction Confirmation in connection with a transfer of the Variable Forward Transaction Confirmation; provided that, with respect to clause (1) or (3), no such transfer shall be permitted if it could reasonably be expected to result in the Partnership becoming subject to the registration under Section 12(b) or 12(g) of the Exchange Act.

(v) Fully Paid and Non-Assessable. Any Exchangeable Preferred Units delivered pursuant to this Section 4.09 shall be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any Encumbrances other than those arising under the Act or this Agreement or created by the holders thereof.

ARTICLE V

CAPITAL AND ACCOUNTING MATTERS

Section 5.01 Capital.

(a) Capital Accounts. There shall be established on the books and records of the Partnership a Capital Account for each Partner. Schedule 5.01 sets forth the names and the Capital Accounts of the Partners as of the date of this Agreement. Schedule 5.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or Capital Accounts of the Partners in accordance with this Agreement.

(b) Capital Contributions.

(i) On the date of the 2017 Amended and Restated Partnership Agreement, contributions of assets, property and/or cash were made by or on behalf of certain of the Partners listed on Schedule 4.01 of the 2017 Amended and Restated Partnership Agreement in connection with the Opco Partnership Contribution, pursuant to the terms set forth in the Separation Agreement.

(ii) In return for such initial contributions, Interests were issued or Transferred to such Partners as provided on Schedule 5.01 of the 2017 Amended and Restated Partnership Agreement.

(iii) On the date of the 2017 Amended and Restated Partnership Agreement, pursuant to the terms as set forth in the Separation Agreement (including the Separation Steps Plan) and the Newmark SAE Agreement, (A) pursuant to the Opco Partnership Distribution, BGC U.S. Opco (1) effected a distribution of all its assets and liabilities attributable to the Transferred Business to certain of its partners pursuant to which (a) BGC Holdings and BGC Partners received all of the Transferred Assets held by BGC U.S. Opco, and BGC Holdings and BGC Partners assumed from BGC U.S. Opco all of the Transferred Liabilities held by BGC U.S. Opco (not including, for the avoidance of doubt, the assets and liabilities described in clause (b)) and (b) each Original SAE Subsidiary (x) received BGC U.S. Opco’s (and its partners’) beneficial ownership interest in respect of the Transferred Assets, legal title to which is held by such Original SAE Subsidiary (including all of the beneficial ownership interests in respect of assets previously contributed (or deemed contributed) to or in respect of BGC U.S. Opco by such Original SAE Subsidiary), and (y) assumed all obligations in respect of all Transferred Liabilities of such Original SAE Subsidiary, (2) distributed all of the outstanding equity interests in the General Partner to BGC Holdings, (3) immediately following the distributions described in clause (1) and (2) above, effected a recapitalization of BGC U.S. Opco Units such that the number of BGC U.S. Opco Units held by each continuing partner of BGC U.S. Opco immediately after such distribution reflects the percentage interest of each continuing partner of BGC U.S. Opco, as adjusted, in accordance with the agreement of such partners, to give effect to such distribution, and (B) pursuant to the Opco Partnership Contribution, the partners of BGC U.S. Opco that received Transferred Assets (or a beneficial interest in or in respect of Transferred Assets) in the Opco Partnership Distribution contributed such Transferred Assets (or beneficial interest in Transferred Assets), other than the Limited Partnership Interests and equity interests in the General Partner, to or in respect of the Partnership in exchange for Limited Partnership Interests, and the Partnership accepted and assumed the Transferred Liabilities (or obligations in respect of Transferred Liabilities) that were accepted and assumed by such partners of BGC U.S. Opco pursuant to the Opco Partnership Distribution.

(iv) The parties treated the transactions described in Section 5.01(b)(iii), taken together, as a division under the “assets-up form” of BGC U.S. Opco pursuant to Treasury Regulations section 1.708-1(d)(3)(ii) in which no gain or loss, other than any gain required to be recognized by any partner of BGC U.S. Opco or BGC Holdings, pursuant to Sections 704(c)(1)(B) or Section 737 of the Code or with respect to any cash received or deemed received (other than the Newmark Opco Debt Repayment), is recognized to any extent, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) of the Code.

(v) Except as otherwise provided in Section 5.01(b)(i), no capital contributions shall be required (A) unless otherwise determined by the General Partner and agreed to by the contributing Partner, or (B) unless otherwise determined by the General Partner in connection with the admission of a new Partner or the issuance of additional Interests to a Partner.

(vi) The Partnership may invest or cause to be invested all amounts received by the Partnership as capital contributions in its sole and absolute discretion.

Section 5.02 Withdrawals; Return on Capital. No Partner shall be entitled to withdraw or otherwise receive any distributions in respect of any Interest (including the associated Units, Non-Participating Units or Capital), except as provided in Section 6.01 or Section 8.02. The Partners shall not be entitled to any return on their Capital.

Section 5.03 Maintenance of Capital Accounts. As of the end of each Accounting Period, the balance in each Partner’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Partner’s allocable share of each item of the Partnership’s income and gain for such Accounting Period (allocated in accordance with Section 5.04(a)) and (ii) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) contributed to the Partnership by such Partner in respect of such Partner’s related Interest during such Accounting Period, net of liabilities assumed by the Partnership with respect to such other property, and (b) decreasing such balance by (i) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) distributed to such Partner in respect of such class of Interest associated with such Capital Account pursuant to this Agreement, net of liabilities (if any) assumed by such Partner with respect to such other property, and (ii) such Partner’s allocable share of each item of the Partnership’s deduction and loss for such Accounting Period (allocated in accordance with Section 5.04(a)). The balances in each Partner’s Capital Account shall be adjusted at the time and in the manner permitted by the capital accounting rules of the Treasury Regulations section 1.704-1(b)(2)(iv)(f). The foregoing and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.

Section 5.04 Allocations and Tax Matters.

(a) Book Allocations. After giving effect to the allocations set forth in Section 2 of Exhibit A hereto, Section 5.04(c) and Section 5.04(d), for purposes of computing Capital Accounts and allocating any items of income, gain, loss or deduction thereto, with respect to each Accounting Period, all remaining items of income, gain, loss or deduction of the Partnership (calculated in the manner contemplated by the capital accounting rules of the Treasury Regulations promulgated under Section 704(b) of the Code, and regardless of whether the Partnership has net income) shall be allocated among the Capital Accounts of the Interests in proportion to their Percentage Interest as of the end of such Accounting Period; provided, however, that upon any Closing of the Books Event (other than an event described in clause (a) of such definition), the value of each asset on the books of the Partnership shall be adjusted to equal its gross fair market value (as reasonably determined by the General Partner) at such time, and the amount of such adjustment shall be taken into account as gain (if such adjustment is positive) or loss (if such adjustment is negative) from the disposition of such asset for purposes of this Section 5.04(a). Notwithstanding the above, the General Partner shall be permitted to maintain the Capital Accounts in such a way as is necessary to comply with the intent of Section 4.09(b)(iii) and Section 5.10(b).

(b) Tax Allocations. Except as otherwise required under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder or Section 4.09(b)(iii), the Partnership shall cause each item of income, gain, loss or deduction recognized by the Partnership to be allocated among the Partners for U.S. federal, state and local income and, where relevant, non-U.S. tax purposes in the same manner that each such item is allocated to the Partners’ Capital Accounts or as otherwise provided herein. In the event the value of any Partnership assets is adjusted pursuant to the proviso of Section 5.04(a), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Allocations required by Section 704(c) of the Code shall be made using the “traditional method” described in Treasury Regulations section 1.704-3(b).

(c) Separation Allocations. Any allocations with respect to the transactions contemplated by the Separation Agreement and/or the Ancillary Agreements shall be made in a manner consistent therewith and, except to the extent otherwise required by applicable law, (x) any item of loss or deduction in respect of any indemnification payment or obligation of the Partnership in respect of any loss attributable to a Partner shall be allocated to such Partner (or otherwise charged to the Capital Account of such Partner) and (y) any item of income or gain in respect of any indemnification payment accrued or received by the Partnership in respect of any loss incurred by a Partner shall be allocated to such Partner (or otherwise credited to the Capital Account of such Partner). In the event that any item of income, gain, loss or deduction is specially allocated to the Capital Account of a Partner pursuant to the immediately preceding sentence, the General Partner may make such other adjustments in respect of the Capital Accounts of the Partners (including in connection with any transfer of Limited Partnership Interests pursuant to Article VIII of the Newmark Holdings Limited Partnership Agreement or Article VIII of the BGC Holdings Limited Partnership Agreement in connection with a redemption of an Exchange Right Interest (as defined in the Newmark Holdings Limited Partnership Agreement) and related Exchange Right Units (as defined in the Newmark Holdings Limited Partnership Agreement)) as may be necessary or appropriate (as determined by the General Partner) to carry out the intent of this Section 5.04(c), the Separation Agreement and the Ancillary Agreements.

(d) SAE Items. No Partnership-Owned SAE shall receive any allocation of any item of income, gain, loss, deduction or credit attributable to the Partnership’s ownership of stock of such SAE Subsidiary (such items, the “SAE Items”), and such SAE Items shall instead be specially allocated to the other Partnership-Owned SAEs in such manner as the General Partner may determine in order to preserve relative economics.

Section 5.05 General Partner Determinations. All determinations, valuations and other matters of judgment required to be made for purposes of this Article V, including with respect to allocations to Capital Accounts and accounting procedures and tax matters not expressly provided for by the terms of this Agreement, or for determining the value of any type or form of proceeds, contribution or distributions hereunder shall be made by the General Partner in good faith. In the event that an additional Partner is admitted to the Partnership and contributes property to the Partnership, or an existing Partner contributes additional property to the Partnership, pursuant to this Agreement, the value of such contributed property shall be the fair market value of such property as reasonably determined by the General Partner.

Section 5.06 Books and Accounts.

(a) The Partnership shall at all times keep or cause to be kept true and complete records and books of account, which records and books shall be maintained in accordance with U.S. generally accepted accounting principles. Such records and books of account shall be kept at the principal place of business of the Partnership by the General Partner. The Limited Partners shall have the right to gain access to all such records and books of account (including schedules thereto) for inspection and view (at such reasonable times as the General Partner shall determine) for any purpose reasonably related to their Interests. The Partnership’s accounts shall be maintained in U.S. dollars.

(b) The Partnership’s fiscal year shall begin on January 1 and end on December 31 of each year, or shall be such other period designated by the General Partner (subject to compliance with the terms of the Separation Agreement). At the end of each fiscal year, the Partnership’s accounts shall be prepared, presented to the General Partner and submitted to the Partnership’s auditors for examination.

(c) The Partnership’s auditors shall be an independent accounting firm of international reputation to be appointed from time to time by the General Partner (subject to compliance with the terms of the Separation Agreement). The Partnership’s auditors shall be entitled to receive promptly such information, accounts and explanations from the General Partner and each Partner that they deem reasonably necessary to carry out their duties. The Partners shall provide such financial, tax and other information to the Partnership as may be reasonably necessary and appropriate to carry out the purposes of the Partnership.

Section 5.07 Tax Matters Partner. The General Partner is hereby designated as the “tax matters partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code prior to amendment by the Bipartisan Budget Act of 2015 and any similar provisions under any other state or local or non-U.S. tax laws and the “partnership representative” within the meaning of Section 6223(a) of the Code and any similar provisions under any other state or local or non-U.S. tax laws (the tax matters partner or partnership representative, as applicable, the “Tax Matters Partner”). The Tax Matters Partner shall have all requisite power and authority to carry out the responsibilities of the Tax Matters Partner described in the Code and shall represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting judicial and administrative proceedings. The Partnership shall bear all costs and expenses incurred by the Tax Matters Partner in connection with the performance of its duties hereunder or otherwise acting in such capacity (including taking any action contemplated by this Section 5.07 and engaging an independent accounting firm or other tax professional(s) in connection therewith). The General Partner shall have the authority, in its sole and absolute discretion, to (a) make an election under Section 754 of the Code on behalf of the Partnership, and each Partner agrees to provide such information and documentation as the General Partner may reasonably request in connection with any such election, (b) determine the manner in which “excess nonrecourse liabilities” (within the meaning of Treasury Regulations section 1.752-3(a)(3)) are allocated among the Partners and (c) make any other election or determination with respect to taxes (including with respect to depreciation, amortization and accounting methods).

Section 5.08 Tax Information. The Partnership shall use commercially reasonable efforts to prepare and mail as soon as reasonably practicable after the end of each taxable year of the Partnership, to each Partner (and each other Person that was such a Partner during such taxable year or its legal representatives), U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Person.

Section 5.09 Withholding. Notwithstanding anything herein to the contrary, the Partnership is authorized to withhold from distributions and allocations to the Partners, and to pay over to any federal, state, local or foreign governmental authority any amounts believed in good faith to be required to be so withheld or paid over pursuant to the Code or any provision of any other federal, state, local or foreign law and, for all purposes under this Agreement, shall treat such amounts (together with any amounts that are withheld from payments to the Partnership or any of its Subsidiaries attributable to a direct or indirect Partner of the Partnership) as distributed to those Partners with respect to which such amounts were withheld; provided, however, the foregoing shall not apply to any Exchangeable Preferred Limited Partner unless otherwise determined by a determination (as defined in Section 1313 of the Code and any other similar law). If the Partnership is obligated to pay any amount to a taxing authority on behalf of (or in respect of an obligation of) a Partner (including, federal, state and local or other withholding taxes and including any tax on any amount paid to an Exchangeable Preferred Limited Partner), then such Partner shall indemnify the Partnership and the other Partners in full for the entire amount of any tax (including any interest, penalties and expenses associated with such payment).

Section 5.10 Tax Treatment.

(a) The SAE Subsidiaries shall be partners of the Partnership for tax purposes, including for all purposes under the Code, and shall therefore be treated as Limited Partners for purposes of this Article V and Exhibit A, and have Capital Accounts and Interests as set forth in the Schedules to this Agreement. To this end, items of income, gain, loss or deduction recognized by the Partnership shall be allocated to the Capital Accounts of the SAE Subsidiaries in accordance with their Interests as set forth in the Schedules to this Agreement.

(b) The Exchangeable Preferred Limited Partners shall not be partners of the Partnership for tax purposes, including for all purposes under the Code, and the issuance of the Exchangeable Preferred Limited Partnership Interests are part of a series of transactions that shall be treated as variable forward agreements for tax purposes, including for all purposes under the Code. To this end, no item of income, gain, loss or deduction recognized by the Partnership shall be allocated to the Exchangeable Preferred Limited Partners or the Exchangeable Preferred Limited Partnership Interests. The Partnership shall be entitled to withhold any tax required by law (if any) in accordance with the tax treatment set forth in this Section 5.10(b) and the Variable Forward Transaction Confirmation (as if the Partnership were a party to such confirmation).

(c) The Partners and the Partnership shall prepare and file all applicable tax returns in a manner that is consistent with the foregoing.

ARTICLE VI

DISTRIBUTIONS

Section 6.01 Distributions in Respect of Partnership Interests. Subject to the remaining sentence of this Section 6.01, the Partnership shall distribute to each Partner (other than the Exchangeable Preferred Limited Partners in respect of their Exchangeable Preferred Limited Partnership Interests) from such Partner’s Capital Account (a) on or prior to each Estimated Tax Due Date such Partner’s Estimated Proportionate Quarterly Tax Distribution for such fiscal quarter, and (b) as promptly as practicable after the end of each fiscal quarter of the Partnership (or on such other date and time as determined by the General Partner) an amount equal to all amounts allocated to such Partner’s Capital Account with respect to such quarter (reduced, but not below zero, by the amount of any prior distributions to such Partner pursuant to this Section 6.01 or any amounts treated as distributed pursuant to Section 5.09), with such distribution to occur on such date and time as determined by the General Partner; provided that (i) in no event shall such distributions exceed the Available Cash; and (ii) with the prior written consent of the holders of a Majority in Interest, the Partnership may decrease the amount distributed from such Partners’ Capital Accounts. No distributions shall be made by the Partnership except as expressly contemplated by this Section 6.01 and Section 10.03.

Section 6.02 Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

ARTICLE VII

TRANSFERS OF INTERESTS

Section 7.01 Transfers Generally Prohibited. No Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any of rights, title and interest in and to, its Interest, except as permitted by the terms and conditions set forth in this Article VII. The Schedules shall be revised pursuant to Section 1.03 from time to time to reflect any change in the Partners or Interests to reflect any Transfer permitted by this Article VII.

Section 7.02 Permitted Transfers.

(a) Limited Partnership Interests. No Limited Partner (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)) may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Limited Partnership Interest (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)), except any such Transfer (i) pursuant to Section 4.02(a)(ii) or the Separation Agreement; (ii) if such Limited Partner shall be a member of BGC Partners Inc. Group, the Newmark Inc. Group or the Newmark Holdings Group, to any member of the Newmark Inc. Group or the Newmark Holdings Group, including in connection with the exchange of Newmark Holdings Units for Newmark Common Stock pursuant to the Newmark Holdings Limited Partnership Agreement or the BGC Holdings Limited Partnership Agreement or the contribution of Limited Partnership Interests by a member of the BGC Partners Inc. Group to Newmark; (iii) in accordance with Section 4.09(b)(iv); or (iv) for which the General Partner and the Limited Partners (with such consent to require the affirmative vote of a Majority in Interest) shall have provided their respective prior written consent (which consent shall not be unreasonably withheld or delayed; provided that if such Transfer could reasonably be expected to result in the Partnership being classified or treated as a publicly traded partnership for U.S. federal income tax purposes, the withholding of consent to such Transfer shall not be deemed unreasonable) (including any Transfer to the Partnership).

(b) Special Voting Limited Partnership Interest. The Special Voting Limited Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Special Voting Limited Partnership Interest, except any such Transfer (i) to a wholly owned Subsidiary of Newmark Holdings; provided that, in the event that such transferee shall cease to be a wholly owned Subsidiary of Newmark Holdings, the Special Voting Limited Partnership Interest shall automatically be Transferred to Newmark Holdings, without the requirement of any further action on the part of the Partnership, Newmark Holdings or any other Person; or (ii) in connection with the Separation. Upon removal of any Special Voting Limited Partner, notwithstanding anything herein to the contrary, the Special Voting Limited Partnership Interest shall be transferred to the Person being admitted as the new Special Voting Limited Partner, simultaneously with admission and without the requirement of any action on the part of the Special Voting Limited Partner being removed or any other Person.

(c) General Partnership Interest. The General Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its General Partnership Interest, except any such Transfer (i) to a new General Partner in accordance with this Section 7.02, (ii) with the prior written consent (not to be unreasonably withheld or delayed) of the Special Voting Limited Partner, to any other Person or (iii) in connection with the Separation. Any General Partner may be removed at any time, with or without cause, by the Special Voting Limited Partner in its sole and absolute discretion, and the General Partner may resign from the Partnership for any reason or for no reason whatsoever; provided, however, that, as a condition to any such removal or resignation, (A) the Special Voting Limited Partner shall first appoint another Person as the new General Partner; (B) such Person shall be admitted to the Partnership as the new General Partner (upon the execution and delivery of an agreement to be bound by the terms of this Agreement and such other agreements, documents or instruments requested by the resigning General Partner); and (C) such resigning or removed General Partner shall Transfer its entire General Partnership Interest to the new General Partner. The admission of the new General Partner shall be deemed effective immediately prior to the effectiveness of the resignation of the resigning General Partner, and shall otherwise have the effects set forth in Section 4.03(a)(iii). Upon removal of any General Partner, notwithstanding anything herein to the contrary, the General Partnership Interest shall be transferred to the Person being admitted as the new General Partner, simultaneously with admission and without the requirement of any action on the part of the General Partner being removed or any other Person.

Section 7.03 Admission as a Partner upon Transfer. Notwithstanding anything to the contrary set forth herein, a Transferee who has otherwise satisfied the requirements of Section 7.02 shall become a Partner, and shall be listed as a “Limited Partner,” “Exchangeable Preferred Limited Partner,” “Special Voting Limited Partner” or “General Partner” as applicable, on Schedule 4.01, and shall be deemed to receive the Interest being Transferred, in each case only at such time as such Transferee executes and delivers to the Partnership an agreement in which the Transferee agrees to be admitted as a Partner and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner and such agreements (when applicable) shall have been duly executed by the General Partner; provided, however, that if such Transferee (a) is at the time of such Transfer a Partner holding the applicable class of Interests being Transferred or (b) has previously entered into an agreement pursuant to which the Transferee shall have agreed to become a Partner and be bound by this Agreement (which agreement is in effect at the time of such Transfer), such Transferee shall not be required to enter into any such agreements unless otherwise determined by the General Partner; provided, further, that the Transfers, admissions to and withdrawals from the Partnership as Partners in connection with the Separation or in connection with settlement of the Variable Forward Transaction Confirmation shall not be subject to any conditions or requirements and shall not require the execution or delivery of any agreements or other documentation hereunder other than, in the case of a settlement of the Variable Forward Transaction Confirmation, a notice from the Preferred Unitholder substantially in the form of Exhibit B hereto.

Section 7.04 Transfer of Units, Non-Participating Units and Capital with the Transfer of an Interest. Notwithstanding anything herein to the contrary but subject to Article VIII of the Newmark Holdings Limited Partnership Agreement and Article VIII of the BGC Holdings Limited Partnership Agreement, each Partner who Transfers an Interest shall be deemed to have Transferred the entire Interest, including the associated Units, Non-Participating Units and Capital with respect to such Interest, or, if a portion of an Interest is being Transferred, each Partner who Transfers a portion of an Interest shall specify the number of Units being so Transferred and such Transfer shall include a proportionate amount of Capital with respect to such Interest, to the Transferee.

Section 7.05 Encumbrances. No Partner may charge or encumber its Interest or otherwise subject its Interest to a lien, pledge, security interest, right of first refusal, option or other similar limitation, except in each case for those created by this Agreement (an “Encumbrance”).

Section 7.06 Legend. Each Partner agrees that any certificate issued to it to evidence its Interests shall have inscribed conspicuously on its front or back the following legend:

THE PARTNERSHIP INTEREST IN NEWMARK PARTNERS, L.P. REPRESENTED BY THIS CERTIFICATE (INCLUDING ASSOCIATED UNITS AND CAPITAL) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND THIS PARTNERSHIP INTEREST MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT (A) EITHER (1) WHILE A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE REGISTRATIONS AND QUALIFICATIONS ARE IN EFFECT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (INCLUDING, IF APPLICABLE, REGULATION S THEREUNDER) AND SUCH OTHER APPLICABLE LAWS AND (B) IF PERMITTED BY THE AGREEMENT OF LIMITED PARTNERSHIP OF NEWMARK PARTNERS, L.P., AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH CONTAINS STRICT PROHIBITIONS ON TRANSFERS, SALES, ASSIGNMENTS, PLEDGES, HYPOTHECATIONS, ENCUMBRANCES OR OTHER DISPOSITIONS OF THIS PARTNERSHIP INTEREST OR ANY INTEREST THEREIN (INCLUDING ASSOCIATED UNITS AND CAPITAL).

Section 7.07 Effect of Transfer Not in Compliance with this Article. Any purported Transfer of all or any part of a Partner’s Interest, or any interest therein, that is not in compliance with this Article VII, or that would cause the Partnership to be a “publicly traded partnership” (within the meaning of Section 7704 of the Code), shall, to the fullest extent permitted by law, be void ab initio and shall be of no effect.

ARTICLE VIII

REDEMPTION

Section 8.01 Redemption of Units Following a Redemption of Founding/Working Partner Interests or REU Interest.

(a) Founding Partner Interests. Upon any redemption or purchase by Newmark Holdings of any Founding Partner Interest pursuant to Section 12.03 or 12.04 of the Newmark Holdings Limited Partnership Agreement, Newmark Holdings shall cause the Partnership to redeem and purchase from Newmark Holdings a number of Units (and the associated Capital) equal to (i) the number of Newmark Holdings Units underlying the redeemed or purchased Founding Partner Interest, multiplied by (ii) the Newmark Holdings Ratio as of immediately prior to the redemption or purchase of such Founding Partner Interest. The aggregate purchase price that the Partnership shall pay to Newmark Holdings in such redemption shall be an amount of cash equal to (x) the number of Units so redeemed multiplied by (y) the Current Market Price multiplied by (z) the Exchange Ratio; provided that, upon mutual agreement of the general partner of Newmark Holdings and the General Partner, the Partnership may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Select Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property, valued at its then-fair market value, as determined by them.

(b) Working Partner Interests. Upon any redemption or purchase by Newmark Holdings of any Working Partner Interest pursuant to Section 12.03 or 12.04 of the Newmark Holdings Limited Partnership Agreement, Newmark Holdings shall cause the Partnership to redeem and purchase from Newmark Holdings a number Units (and the associated Capital) equal to (i) the number of Newmark Holdings Units underlying the redeemed or purchased Working Partner Interest, multiplied by (ii) the Newmark Holdings Ratio as of immediately prior to the redemption or purchase of such Working Partner Interest. The aggregate purchase price that the Partnership shall pay to Newmark Holdings in such redemption shall be an amount of cash equal to the amount required by Newmark Holdings to redeem or purchase such Working Partner Interest; provided that, upon mutual agreement of the general partner of Newmark Holdings and the General Partner, the Partnership may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Select Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property valued at its then-fair market value, as determined by them.

(c) REU Interests. Upon any redemption or purchase by Newmark Holdings of any REU Interest pursuant to Section 12.03 or 12.04 of the Newmark Holdings Limited Partnership Agreement, Newmark Holdings shall cause the Partnership to redeem and purchase from Newmark Holdings a number of Units (and the associated Capital) equal to (i) the number of Newmark Holdings Units underlying the redeemed or purchased REU Interest, multiplied by (ii) the Newmark Holdings Ratio as of immediately prior to the redemption or purchase of such REU Interest. The aggregate purchase price that the Partnership shall pay to Newmark Holdings in such redemption shall be an amount of cash equal to the amount required by Newmark Holdings to redeem or purchase such REU Interest (including the REU Post-Termination

Payment (as defined in the Newmark Holdings Limited Partnership Agreement), if any); provided that, upon mutual agreement of the general partner of Newmark Holdings and the General Partner, the Partnership may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Select Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property valued at its then-fair market value, as determined by them.

Section 8.02 Optional Redemption of Units in Connection with a Repurchase of Newmark Common Stock. At the election of Newmark, in connection with a repurchase by Newmark of its Class A Common Stock or a similar action, the Partnership, directly or indirectly through its Subsidiaries, shall redeem and purchase from Newmark a number of Units (and the associated Capital) equal to (a) the number of shares of Newmark Common Stock repurchased or expected to be repurchased multiplied by (b) the Newmark Ratio as of immediately prior to the such repurchase or expected repurchase or similar action. The aggregate purchase price that the Partnership shall pay to Newmark in such redemption shall be an amount of cash equal to the gross amount paid or expected to be paid by Newmark to repurchase its stock or take similar action, including any commissions paid.

ARTICLE IX

EXCHANGE RIGHTS

Section 9.01 Exchange Rights of Exchangeable Preferred Units.

(a) During an Exchangeable Preferred Period with respect to a series of Exchangeable Preferred Limited Partnership Interest, such series of Exchangeable Preferred Limited Partnership Interest shall be exchangeable, in whole but not in part, (i) at the option of the Limited Partners holding the Preferred Required Voting Percentage with respect to such series (a “Limited Partner Optional Preferred Exchange”), or (ii) at the option of the Partnership (a “Partnership Optional Preferred Exchange”), in the case of each of (i) and (ii), through exchange by the Partnership for shares of Newmark Class A Common Stock, on the terms, and subject to the conditions, set forth in this Article IX (an “Exchangeable Preferred Newmark Exchange”).

(b) In an Exchangeable Preferred Newmark Exchange, the entire Exchangeable Preferred Limited Partnership Interest that shall be exchangeable shall be exchangeable during the applicable Exchangeable Preferred Period for:

(i) in the case of the Series A Exchangeable Preferred Limited Partnership Interest or the Series B Exchangeable Preferred Limited Partnership Interest, (1) if the Business Revenue applicable to such Exchangeable Preferred Limited Partnership Interest is equal to or greater than the Series A/B Target Revenue, a number of shares of Newmark Class A Common Stock equal to the Ultimate Liquidation Preference of such Exchangeable Preferred Limited Partnership Interest divided by $14.78; and (2) if the Business Revenue applicable to such Exchangeable Preferred Limited Partnership Interest is less than the Series A/B Target Revenue, a number of shares of Newmark Class A Common Stock equal to the Newmark Common Stock Amount applicable to such Exchangeable Preferred Limited Partnership Interest; and

(ii) in the case of the Series C Exchangeable Preferred Limited Partnership Interest or the Series D Exchangeable Preferred Limited Partnership Interest, (1) if the Business Revenue applicable to such Exchangeable Preferred Limited Partnership Interest is equal to or greater than the Series C/D Target Revenue for such Exchangeable Preferred Limited Partnership Interest, a number of shares of Newmark Class A Common Stock equal to the Ultimate Liquidation Preference of such Exchangeable

Preferred Limited Partnership Interest divided by $11.08; and (2) if the Business Revenue applicable to such Exchangeable Preferred Limited Partnership Interest is less than the Series C/D Target Revenue for such Exchangeable Preferred Limited Partnership Interest, a number of shares of Newmark Class A Common Stock equal to the Newmark Common Stock Amount applicable to such Exchangeable Preferred Limited Partnership Interest.

Upon an Exchangeable Preferred Newmark Exchange, Newmark agrees to issue to the Partnership a number of shares of Newmark Class A Common Stock determined in accordance with the immediately preceding clause (i) or (ii), as applicable. As payment for such shares of Newmark Class A Common Stock issued pursuant to the immediately preceding clause (i) or (ii), as applicable, (A) on the date of issuance of such shares of Newmark Class A Common Stock, the Partnership shall pay to Newmark an aggregate amount of cash equal to the aggregate par value of such shares of Newmark Class A Common Stock and (B) on the “Modified Physical Settlement Payment Date” (as such term is defined in the Variable Forward Transaction Confirmation), the Partnership shall pay to Newmark an aggregate amount of cash equal to (x) the “Settlement Value” payable by the holder of such Exchangeable Preferred Limited Partnership Interest to the “Counterparty” upon a “Modified Physical Settlement” (as such terms are defined in the Variable Forward Transaction Confirmation) minus (y) the aggregate amount of cash paid by the Partnership to Newmark pursuant to clause (A) above. Unless otherwise determined by the board of directors of Newmark, Newmark shall, immediately following the receipt of the aggregate amount of cash described in clause (A) and clause (B) above, contribute such aggregate amount of cash to the Partnership in exchange for a Limited Partnership Interest consisting of a number of Units equal to (x) the number of shares of Newmark Class A Common Stock issued pursuant to this Section 9.01(b) in respect of the exchange of such Exchangeable Preferred Limited Partnership Interest, divided by (y) the Exchange Ratio as of immediately prior to the issuance of such shares of Newmark Class A Common Stock.

(c) A holder of Exchangeable Preferred Limited Partnership Interest is not entitled to any rights of a holder of shares of Newmark Class A Common Stock with respect to such Exchangeable Preferred Limited Partnership Interest unless and until such Exchangeable Preferred Limited Partnership Interest shall have been exchanged therefor in accordance with this Article IX.

(d) Reserved.

(e) Exchange Notice.

(i) Limited Partner Optional Preferred Exchange. To exercise the Exchangeable Preferred Exchange Right during an Exchangeable Preferred Period in a Limited Partner Optional Preferred Exchange pursuant to Section 9.01(a)(i), holders of Exchangeable Preferred Limited Partnership Interests who elect to exercise their Exchangeable Preferred Exchange Right pursuant to Section 9.01(a)(i) (the “Electing Partners”) shall prepare and deliver to Newmark and the Partnership a written request signed by each such Electing Partner (1) stating which of the Series A Exchangeable Preferred Units, the Series B Exchangeable Preferred Units, the Series C Exchangeable Preferred Units or the Series D Exchangeable Preferred Units, as applicable, together with the Series A Exchangeable Preferred Limited Partnership Interest, the Series B Exchangeable Preferred Limited Partnership Interest, the Series C Exchangeable Preferred Limited Partnership Interest or the Series D Exchangeable Preferred Limited Partnership Interest, as applicable, that such Electing Partner desires to exchange, (2) stating the Requested Preferred Exchange Effective Date and (3) representing, warranting and certifying to each of Newmark and the Partnership that, as of the date of such notice and as of the Requested Preferred Exchange Effective Date, such Electing Partner is the sole record and beneficial owner of such Exchangeable Preferred Units, free and clear of all Encumbrances other than those created by this Agreement (each such request, a “Limited Partner Preferred Exchange Request”).

(ii) Partnership Optional Preferred Exchange. To exercise the Exchangeable Preferred Exchange Right during an Exchangeable Preferred Period in a Partnership Optional Preferred Exchange pursuant to Section 9.01(a)(ii), the Partnership shall prepare and deliver to Newmark and the Preferred Unitholder a written request signed by an authorized officer of the Partnership (1) stating which of the Series A Exchangeable Preferred Units, the Series B Exchangeable Preferred Units, the Series C Exchangeable Preferred Units or the Series D Exchangeable Preferred Units, as applicable, together with the Series A Exchangeable Preferred Limited Partnership Interest, the Series B Exchangeable Preferred Limited Partnership Interest, the Series C Exchangeable Preferred Limited Partnership Interest or the Series D Exchangeable Preferred Limited Partnership Interest, as applicable, that the Partnership desires the applicable Exchangeable Preferred Limited Partner to exchange and (2) stating the Requested Preferred Exchange Effective Date (each such request, a “Partnership Preferred Exchange Request” and together with a Limited Partner Preferred Exchange Request, a “Preferred Exchange Request”).

(iii) The General Partner shall effectuate an Exchangeable Preferred Newmark Exchange on or after the Requested Preferred Exchange Effective Date, but in any event within five Business Days from the Requested Preferred Exchange Effective Date, subject to the provisos contained in the definition of “Requested Preferred Exchange Effective Date” (such date of an Exchangeable Preferred Newmark Exchange, the “Preferred Exchange Effective Date”). Each of Newmark and the General Partner shall have the right to determine whether any Preferred Exchange Request is proper or to waive any impropriety, or any requirement, of these procedures. Once delivered, a Preferred Exchange Request shall be irrevocable.

(f) Each Exchangeable Preferred Newmark Exchange shall be consummated effective as of the close of Newmark’s business on the applicable Preferred Exchange Effective Date (such time, the “Preferred Exchange Effective Time”), and the Electing Partner shall be deemed to have become the holder of record of the applicable number of shares of Newmark Class A Common Stock at such Preferred Exchange Effective Time, and all rights of the Electing Partner in respect of the portion of the Exchangeable Preferred Units so exchanged shall terminate at such Preferred Exchange Effective Time.

Section 9.02 No Fractional Shares of Newmark Class A Common Stock. Notwithstanding anything to the contrary herein, the Partnership will not transfer any fractional shares of Newmark Class A Common Stock in any Exchangeable Preferred Newmark Exchange. In lieu thereof, in each Exchangeable Preferred Newmark Exchange, the Partnership will provide cash representing such fractional share.

Section 9.03 Taxes in Respect of a Exchangeable Preferred Newmark Exchange. In any Exchangeable Preferred Newmark Exchange for shares of Newmark Class A Common Stock, Newmark shall pay any documentary, stamp, or similar issue or transfer tax due on the issue of the shares of Newmark Class A Common Stock and upon the transfer of such shares of Newmark Class A Common Stock in such Exchangeable Preferred Newmark Exchange. Nothing herein shall preclude any tax withholding required by law or regulation.

Section 9.04 Reservation of Newmark Common Stock. Newmark covenants and agrees that it shall from time to time as may be necessary reserve, out of its authorized but unissued shares of Newmark Class A Common Stock, a sufficient number of shares of Newmark Class A Common Stock to effect the exchange of all then outstanding Exchangeable Preferred Units for shares of Newmark Class A Common Stock pursuant to an Exchangeable Preferred Newmark Exchange. Newmark covenants and agrees that all shares of Newmark Class A Common Stock issued in connection with an Exchangeable Preferred Newmark Exchange will be duly authorized, validly issued, fully paid and nonassessable and will be free from preemptive rights and free of any Encumbrances (other than those created by the holders thereof). Newmark covenants and agrees that all shares of Newmark Class A Common Stock issued in connection with an Exchangeable Preferred Newmark Exchange will be Publicly Traded Shares.

Section 9.05 Compliance with Applicable Laws in the Exchange. Newmark shall use its reasonable best efforts to promptly comply with all federal and state securities laws regulating the offer and delivery of shares of Newmark Class A Common Stock upon each Exchangeable Preferred Newmark Exchange and to list or cause to be have quoted such shares of Newmark Class A Common Stock on each national securities exchange, Nasdaq Global Select Market, over-the-counter market or other market on which the Newmark Class A Common Stock may then be listed or quoted (if any); provided, however, that if rules of such exchange or market permit Newmark to defer the listing of such Newmark Class A Common Stock until the first Exchangeable Preferred Newmark Exchange, Newmark shall use its reasonable best efforts to list such Newmark Class A Common Stock in accordance with such rules at such time.

Section 9.06 Adjustments. If, after June 19, 2018 (in the case of the Series A Exchangeable Preferred Limited Partnership Interest and the Series B Exchangeable Preferred Limited Partnership Interest) and after September 26, 2018 (in the case of the Series C Exchangeable Preferred Limited Partnership Interest and the Series D Exchangeable Preferred Limited Partnership Interest), the outstanding Newmark Class A Common Stock shall have been changed by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of stock, or a dividend payable in securities of Newmark shall be declared with a record date within such period, or any similar event shall have occurred, the calculation set forth in Section 9.01(b) and any other similarly dependent items, as the case may be, shall be adjusted to provide the holder of the applicable Exchangeable Preferred Limited Partnership Interest with the same economic rights as was contemplated by this Agreement, the Series A/B Parent Agreement or the Series C/D Parent Agreement, as applicable, and the Variable Forward Transaction Confirmation prior to such event.

Section 9.07 Beneficial Ownership. Notwithstanding anything to the contrary herein, in no event shall a holder of an Exchangeable Preferred Limited Partnership Interest be entitled to receive, or shall be deemed to receive, any shares of Newmark Class A Common Stock upon any Exchangeable Preferred Newmark Exchange if, immediately upon giving effect to such receipt of such shares, an Excess Ownership Position would exist. If any delivery owed to such holder hereunder is not made, in whole or in part, as a result of this Section 9.07, the Partnership’s obligation to make such delivery shall not be extinguished and the Partnership shall make such delivery as promptly as practicable after, but in no event later than three Business Days after, such holder gives notice to the General Partner that such delivery would not result in the existence of an Excess Ownership Position. As used herein, “Excess Ownership Position” means that (1) such holder beneficially owns more than 4.5% of the total shares of Newmark Class A Common Stock outstanding for purposes of Section 13(d) of the Exchange Act (including by virtue of being part of a group or other aggregation with another person), or (2) under any other applicable law, rule, regulation or regulatory order or organizational documents or contracts of Newmark applicable to ownership of shares of Newmark Class A Common Stock, such holder is deemed to own (including constructive ownership, however defined) a percentage of the total number of shares of Newmark Class A Common Stock outstanding exceeding, or within 1% of exceeding, the threshold that would give rise to any obligation of, or restriction or other adverse effect on, such holder or any Affiliate thereof. As of the date hereof, it is not expected that the receipt by the holder of any Exchangeable Preferred Limited Partnership Interest of the shares of Newmark Class A Common Stock upon an Exchangeable Preferred Newmark Exchange would cause the holder of such Exchangeable Preferred Limited Partnership Interest to be in an Excess Ownership Position (but no assurance is given that such holder will not be in an Excess Ownership Position in the future).

ARTICLE X

DISSOLUTION

Section 10.01 Dissolution. The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) an election to dissolve the Partnership made by the General Partner; provided that such dissolution shall require the prior approval of the Limited Partners (by affirmative vote of a Majority in Interest);

(b) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act; provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

To the fullest extent permitted by law, none of the Partners shall have any right to terminate, dissolve or have redeemed their class of Interests or, except for the General Partner in accordance with this Section 10.01, to terminate, windup or dissolve the Partnership. Each Partner shall use its reasonable best efforts to prevent the dissolution of the Partnership, except in the case of a dissolution pursuant to this Section 10.01.

Section 10.02 Liquidation. Upon a dissolution pursuant to Section 10.01, the Partnership’s business and assets shall be wound up promptly in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership. In performing its duties, the General Partner is authorized to sell, exchange or otherwise dispose of the Partnership’s business and assets in accordance with the Act in any reasonable manner that the General Partner determines to be in the best interests of the Partners. Upon completion of the winding-up of the Partnership, the General Partner shall prepare and submit to each Limited Partner a final statement with respect thereto.

Section 10.03 Distributions.

(a) In the event of a dissolution of the Partnership pursuant to Section 10.01, the Partnership shall apply and distribute the proceeds of the dissolution as provided below:

(i) first, to the creditors of the Partnership, including Partners that are creditors of the Partnership to the extent permitted by law, in satisfaction of the liabilities of the Partnership (by payment or by the making of reasonable provision for payment thereof, including the setting up of any reserves which the General Partner determines, in its sole and absolute discretion, are necessary therefor);

(ii) second, to the repayment of any loans or advances that may have been made by any of the Partners to the Partnership;

(iii) third, to the Partners (including the Exchangeable Preferred Limited Partners) in proportion to (and to the extent of) the positive balances in their respective Capital Accounts; and

(iv) thereafter, to the Partners (other than the Exchangeable Preferred Limited Partners) in proportion to their respective Percentage Interests.

(b) Cancellation of Certificate of Limited Partnership. Upon completion of a liquidation and distribution pursuant to Section 10.03(a) following a dissolution of the Partnership pursuant to Section 10.01, the General Partner shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware. The Partnership’s existence as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership as provided in the Act.

Section 10.04 Reconstitution. Nothing contained in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership either under provisions identical to those set forth herein or any others which they may deem appropriate.

Section 10.05 Deficit Restoration. Upon the termination of the Partnership, no Limited Partner shall be required to restore any negative balance in his, her or its Capital Account to the Partnership. The General Partner shall be required to contribute to the Partnership an amount equal to its deficit Capital Account balance within the period prescribed by Treasury Regulations section 1.704-1(b)(2)(ii)(c).

ARTICLE XI

INDEMNIFICATION AND EXCULPATION

Section 11.01 Exculpation. Neither a General Partner nor any Affiliate or director or officer of a General Partner or any such Affiliate shall be personally liable to the Partnership or the Limited Partners for a breach of this Agreement or any fiduciary duty as a General Partner or as an Affiliate or director or officer of a General Partner or any such Affiliate, except to the extent such exemption from liability or limitation thereof is not permitted under the Act as the same exists or may hereafter be amended. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of such Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification. A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and the opinion of any such Person as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner in good faith and in accordance with such opinion. A General Partner may exercise any of the powers granted to it by this Agreement and perform any of the obligations imposed on it hereunder either directly or by or through one or more agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner with due care.

Section 11.02 Indemnification.

(a) Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a or has agreed to become a General Partner, or any director or officer of the General Partner or of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while surviving as a director, officer, employee or agent, shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than the DGCL permitted the Partnership to provide prior to such amendment), as if the Partnership were a corporation organized under the DGCL, against all expense, liability and loss (including attorneys’ fees and expenses, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 11.02(c), the Partnership shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the General Partner. The right to indemnification conferred in this Section 11.02 shall be a contract right and shall include the right to be paid by the Partnership the expenses, including attorneys’ fees and expenses, incurred in defending any such proceeding in advance of its financial disposition; provided, however, that if the applicable law requires that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Partnership of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 11.02 or otherwise, then such advancement of expenses shall be conditioned upon the delivery of such an undertaking by such director or officer to the Partnership.

(b) To obtain indemnification under this Section 11.02, a claimant shall submit to the Partnership a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 11.02(b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (x) by the Board of Directors of Newmark by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined) or (y) if a quorum of the Board of Directors of Newmark consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors of Newmark, a copy of which shall be delivered to the claimant, or (z) if a quorum of Disinterested Directors so directs, by the affirmative vote of a Majority in Interest. In the event that the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors of Newmark unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the Newmark Group, Inc. Long-Term Incentive Plan, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors of Newmark. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under Section 11.02(a) is not paid in full by the Partnership within thirty (30) days after a written claim pursuant to Section 11.02(b) has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the undertaking required by Section 11.02, if any, has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than it permitted the Partnership to provide prior to such amendment) for the Partnership to indemnify the claimant for the amount claimed if the Partnership were a corporation organized under the DGCL, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership (including the Board of Directors of Newmark, Independent Counsel or a Majority in Interest) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Partnership (including the Board of Directors of Newmark, Independent Counsel or a Majority in Interest) that the claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to Section 11.02(b) that the claimant is entitled to indemnification, the Partnership shall be bound by such determination in any judicial proceeding commenced pursuant to Section 11.02(c).

(e) The Partnership shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 11.02(c) that the procedures and presumptions of this Section 11.02 are not valid, binding and enforceable and shall stipulate in such proceeding that the Partnership is bound by all the provisions of this Section 11.02.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 11.02 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of the Limited Partners (by affirmative vote of a Majority in Interest) or Disinterested Directors or otherwise. No amendment or other modification of this Section 11.02 shall in any way diminish or adversely affect the rights of a General Partner, a Limited Partner or any directors, officers, employees or agents of the General Partner in respect of any occurrence or matter arising prior to any such amendment or other modification.

(g) The Partnership may, to the extent authorized from time to time by the General Partner, grant rights to indemnification, and rights to be paid by the Partnership the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 11.02 with respect to the indemnification and advancement of expenses of a General Partner, or any director or officer of the General Partner or of the Partnership.

(h) If any provision or provisions of this Section 11.02 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 11.02 (including each portion of this Section 11.02 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 11.02 (including each such portion of this Section 11.02 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) For purposes of this Article XI:

(i) “Disinterested Director” means a director of Newmark who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any Person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Partnership or the claimant in an action to determine the claimant’s rights under this Section 11.02.

(j) Any notice, request or other communication required or permitted to be given to the Partnership under this Section 11.02 shall be in writing and either delivered in person or sent by facsimile, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Partner and shall be effective only upon receipt by the General Partner.

Section 11.03 Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Partnership or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under the DGCL if the Partnership were a corporation organized under the DGCL. To the extent that the Partnership maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights of indemnification have been granted as provided in Section 11.02 shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

Section 11.04 Subrogation. In the event of payment of indemnification to a Person described in Section 11.02, the Partnership shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Partnership, shall execute all documents and do all things that the Partnership may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Partnership effectively to enforce any such recovery.

Section 11.05 No Duplication of Payments. The Partnership shall not be liable under this Article XI to make any payment in connection with any claim made against a Person described in Section 11.02 to the extent such Person has otherwise received payment (under any insurance policy or otherwise) of the amounts otherwise payable as indemnity hereunder.

Section 11.06 Survival. This Article XI shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Amendments. Except as provided in Section 1.03 with respect to this Agreement, the Certificate of Limited Partnership and this Agreement may not be amended except with (and any such amendment shall be authorized upon obtaining) the approval of each of the General Partner and the Limited Partners (by the affirmative vote of a Majority in Interest); provided that this Agreement shall not be amended to (i) amend any provisions which require the consent of a specified percentage in interest of the Limited Partners without the consent of that specified percentage in interest of the Limited Partners; (ii) alter the interest of any Partner in the amount or timing of distributions or the allocation of profits, losses or credits (other than any such alteration caused by the acquisition of additional Units by any Partner or the issuance of additional Units to any Person pursuant to this Agreement or as otherwise expressly provided herein), if such alteration would either (A) materially adversely affect the economic interest of a Partner (other than Exchangeable Preferred Limited Partnership Interests, which shall be governed by Section 4.09(b)(ii)) in the Partnership or (B) materially adversely affect the value of Interests, in each case without the consent of (x) the Partners holding at least two-thirds of all Units (other than Exchangeable Preferred

Units) in the case of an amendment applying in a substantially similar manner to all classes of Interests or (y) two-thirds in interest of the affected class or classes of the Partners (other than Exchangeable Preferred Limited Partnership Interests, which shall be governed by Section 4.09(b)(ii)) in the case of any other amendment; (iii) amend this Agreement in a manner that violates the terms set forth in Section 4.09(b)(ii); or (iv) amend this Agreement to alter the Special Voting Limited Partner’s ability to remove a General Partner; provided, however, that the General Partner may authorize, without further approval of any other Person or group, (1) any amendment to this Agreement to correct any technicality, incorrect statement or error apparent on the face hereof in order to further the intent of the parties hereto, (2) correction of any formality or error apparent on the face hereof or incorrect statement or defect in the execution hereof or (3) any amendment as determined by the General Partner in good faith to give effect to the issuance of additional Limited Partnership Interests after the date hereof that are designated as Exchangeable Preferred Limited Partnership Interests pursuant to Section 4.02(a)(ii)(7). Any merger or consolidation of the Partnership with any third party that shall amend or otherwise modify the terms of this Agreement shall require the approval of the Persons referred to above to the extent the approval of such Persons would have been required had such amendment or modification been effected by an amendment to this Agreement.

Section 12.02 Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of any of the Partners. Except as provided in Article XI with respect to Persons entitled to indemnification pursuant to such Article and except for any consent right provided to Cantor as set forth in this Agreement, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

Section 12.03 Waiver of Notice. Whenever any notice is required to be given to any Partner or other Person under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Partners (if any shall be called) or the General Partner need be specified in any waiver of notice of such meeting.

Section 12.04 Jurisdiction and Forum; Waiver of Jury Trial.

(a) Each of the Partners agrees, to the fullest extent permitted by law, that all Actions arising out of or in connection with this Agreement, the Partnership’s affairs, the rights or interests of the Partners or the estate of any deceased Partner (to the extent that they are related to any of the foregoing), or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or any breach or termination or alleged breach or termination of this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Partners hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Partners hereby expressly waives, to the fullest extent permitted by law, any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, or (B) venue is not proper in any of the aforesaid courts; and (iv) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. With respect to any action arising out of or relating to this Agreement or any obligation hereunder, each Partner irrevocably and unconditionally, to the fullest extent permitted by law, (x) agrees to appoint promptly upon request from the Partnership authorized agents for the purpose of receiving service of process in any suit, action or proceeding in Wilmington, Delaware; (y) consents to service of process in any suit, action or proceeding in such jurisdictions; and (z) consents to service of process by mailing a copy thereof to the address of the Partner determined under Section 12.07 by U.S. registered or certified mail, by the closest foreign equivalent of registered or certified mail, by a recognized overnight delivery service, by service upon any agent specified pursuant to clause (x) above, or by any other manner permitted by applicable law.

(b) EACH PARTNER WAIVES ANY RIGHT TO REQUEST OR OBTAIN A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING GOVERNED BY THE TERMS OF THIS AGREEMENT OR PERTAINING TO THE MATTERS GOVERNED BY THIS AGREEMENT. “MATTERS GOVERNED BY THIS AGREEMENT” SHALL INCLUDE ANY AND ALL MATTERS AND AGREEMENTS REFERRED TO IN THIS AGREEMENT AND ANY DISPUTES ARISING WITH RESPECT TO ANY SUCH MATTERS AND AGREEMENTS.

(c) The Partners acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Partnership shall be entitled to an injunction or injunctions or other equitable relief to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which the Partnership may be entitled by law or equity. Each Partner agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 12.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective estates, heirs, legal representatives, successors and permitted assigns, any additional Partner admitted in accordance with the provisions hereof and any successor to a trustee of a trust that is or becomes a party hereto.

Section 12.06 Confidentiality. In addition to any other obligations set forth in this Agreement, each Partner recognizes that confidential information has been and will be disclosed to such Partner by the Partnership and its Subsidiaries. Each Partner (other than the Cantor Group, the BGC Partners Group, the Newmark Group and the Preferred Unitholder) expressly agrees, whether or not at the time a Partner of the Partnership or providing services to the Partnership and/or any of its Subsidiaries, to (a) maintain the confidentiality of, and not disclose to any Person without the prior written consent of the Partnership, any financial, legal or other advisor to the Partnership, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its affiliates (including any Affiliate) or any dispute that shall not be generally known to the public or the securities industry (the “Confidential Information”) and (b) not to use such Confidential Information other than for the purpose of evaluating such Partner’s investment in the Partnership or in connection with the discharge of any duties to the Partnership or its affiliates such Partner may have in such Partner’s capacity as an officer, director, employee or agent of the Partnership or its affiliates. Notwithstanding Section 12.04 or any other provision herein to the contrary, each Partner agrees that money damages would not be a sufficient remedy for any breach of this Section 12.06 by such Partner, and that in addition to all other remedies, the Partnership shall be entitled to injunctive or other equitable relief to prevent or cure breaches of this Section 12.06 and to enforce specifically the terms and provisions of this Section 12.06, this being in addition to any other remedy to which the Partnership may be entitled by law or equity. Each Partner agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

The Preferred Unitholder acknowledges and agrees that it shall not be entitled to receive Confidential Information hereunder. In the event the Preferred Unitholder voluntarily receives Confidential Information, and such Confidential Information is not otherwise subject to the confidentiality provision set forth in the Series A/B Parent Agreement or the Series C/D Parent Agreement, the Preferred Unitholder shall, if requested by the Partnership, enter into a customary non-disclosure agreement at such time.

Section 12.07 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in Person, properly transmitted by facsimile, e-mail or any other electronic communication or posting or one (1) Business Day after it has been sent by an internationally recognized overnight courier to the address for notices shown in the Partnership’s records (or any other address provided to the Partnership in writing for this purpose) or, if given to the Partnership, to the principal place of business of the Partnership. Each Partner may from time to time change its address for notices under this Section 12.07 by giving at least five (5) days’ prior written notice of such changed address to the Partnership.

Section 12.08 No Waiver of Rights. No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

Section 12.09 Power of Attorney. Each Partner agrees that, by its execution of this Agreement, such Partner irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact coupled with an interest, with full power and authority, in its name, place and stead to make, execute, acknowledge and record (a) all certificates, instruments or documents, including fictitious name or assumed name certificates, as may be required by, or may be appropriate under, the laws of any state or jurisdiction in which the Partnership is doing or intends to do business and (b) all agreements, documents, certificates or other instruments amending this Agreement or the Certificate of Limited Partnership that may be necessary or appropriate to reflect or accomplish (i) a change in the name or location of the principal place of business of the Partnership or a change of name or address of a Partner, (ii) the disposal or increase by a Partner of his Interest in the Partnership or any part thereof, (iii) a distribution and reduction of the capital contribution of a Partner or any other changes in the capital of the Partnership, (iv) the dissolution or termination of the Partnership, (v) the addition or substitution of a Person becoming a Partner of the Partnership and (vi) any amendment to this Agreement, in each case only to the extent expressly authorized and conducted in accordance with the other sections of this Agreement. The power granted hereby is coupled with an interest and shall survive the subsequent disability or incapacity of the principal.

Section 12.10 Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be modified to the minimum extent necessary to cause it to be enforceable, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

Section 12.11 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles, Schedules or Exhibits contained herein mean Sections, Articles, Schedules or Exhibits of this Agreement unless otherwise stated.

Section 12.12 Entire Agreement. This Agreement amends and restates in its entirety the 2018 Amended and Restated Partnership Agreement. This Agreement, including the exhibits, annexes and schedules hereto, the Separation Agreement, the Ancillary Agreements and any other instruments and agreements referenced herein, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 12.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

Section 12.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

Section 12.15 Opportunity; Fiduciary Duty. To the greatest extent permitted by law and except as otherwise set forth in this Agreement, but notwithstanding any duty otherwise existing at law or in equity:

(a) None of any Newmark Company, any BGC Partners Company, any Cantor Company or any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives shall, in its capacity as a holder of Interests or Affiliate of the Partnership, owe or be liable for breach of any fiduciary duty to the Partnership or any holders of Interests. In taking any action, making any decision or exercising any discretion with respect to the Partnership, each Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee and their respective Representatives shall, in its capacity as a holder of Interests or Affiliate of the Partnership, be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation to give any consideration to the interests of or factors affecting the Partnership, the holders of Interests or any other Person. Each Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee and their respective Representatives shall have no duty or obligation to abstain from participating in any vote or other action of the Partnership, or any board, committee or similar body of any of the foregoing. None of any Newmark Company, any BGC Partners Company, any Cantor Company or any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives shall violate a duty or obligation to the Partnership or the holders of Interests merely because such Person’s conduct furthers such Person’s own interest. Any Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives may lend money to, and transact other business with, the Partnership and its Representatives. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Partnership or any of its Representatives are the same as those of a Person who is not involved with the Partnership or any of its Representatives, subject to other applicable law. No contract, agreement, arrangement or transaction between any Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, a Preferred Unitholder Permitted Transferee or any of their respective Representatives, on the one hand, and the Partnership or any of its Representatives, on the other hand, shall be void or voidable solely because any Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives has a direct or indirect interest in such contract, agreement, arrangement or transaction, and any Newmark Company, any BGC Partners Company, any Cantor Company, any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives (i) shall have fully satisfied and fulfilled its duties and obligations to the Partnership and the holders of Interests with respect thereto; and (ii) shall not be liable to the Partnership or the holders of Interests for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, if:

(1) such contract, agreement, arrangement or transaction is approved by the Board of Directors of Newmark or any committee thereof by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum; or

(2) such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to the Partnership;

it being understood that, although each of (1) and (2) above shall be sufficient to show that any Newmark Company, BGC Partners Company, Cantor Company or Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives (i) shall have fully satisfied and fulfilled its duties and obligations to the Partnership and the holders of Interests with respect thereto; and (ii) shall not be liable to the Partnership or the holders of Interests for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, none of (1) or (2) above shall be required to be satisfied for such showing.

All directors of Newmark may be counted in determining the presence of a quorum at a meeting of the Board of Directors of Newmark or of a committee thereof that authorizes such contract, agreement, arrangement or transaction.

Directors of the General Partner who are also directors or officers of any Newmark Company, any BGC Partners Company, any Cantor Company or any Newmark Holdings Company or any of their respective Representatives shall not owe or be liable for breach of any fiduciary duty to the Partnership or any of holders of Interests for any action taken by any Newmark Company, any BGC Partners Company, any Cantor Company or any Newmark Holdings Company or their respective Representatives, in their capacity as a holder of Interests or Affiliate of the Partnership.

Nothing herein contained shall prevent any Newmark Company, any BGC Partners Company, any Cantor Company, any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any Newmark Company, BGC Partners Company, Cantor Company, any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Partnership and its Representatives or (ii) doing business with any of the Partnership’s or its Representatives’ clients or customers, in each case regardless of whether such Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or Representative is also a Representative of the Partnership. In the event that any Newmark Company, any BGC Partners Company, any Cantor Company, any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any Newmark Company, any BGC Partners Company, any Cantor Company, any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives, on the one hand, and the Partnership or any of its Representatives, on the other hand, such Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or Preferred Unitholder Permitted Transferee or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Partnership or its Representatives, regardless of whether such Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or Preferred Unitholder Permitted Transferee or Representative is also a Representative of the Partnership, subject to Section 12.15(c). None of any Newmark Company, any BGC

Partners Company, any Cantor Company, any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives shall be liable to the Partnership, the holders of Interests or any of the Partnership’s Representatives for breach of any fiduciary duty by reason of the fact that any Newmark Company, any BGC Partners Company, any Cantor Company, any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not present such Corporate Opportunity to the Partnership or any of its Representatives, regardless of whether such Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or Representative is also a Representative of the Partnership, subject to Section 12.15(c).

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of the Partnership and a Representative of a Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder and/or a Preferred Unitholder Permitted Transferee, expressly and solely in such Person’s capacity as a Representative of the Partnership, and such Person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Partnership, then such Person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (ii) shall not be liable to the Partnership, the holders of Interests or any of the Partnership’s Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such Person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not to have derived an improper personal benefit therefrom; provided that any Newmark Company, any BGC Partners Company, any Cantor Company, and/or any Newmark Holdings Company, the Preferred Unitholder, or any Preferred Unitholder Permitted Transferee or any of their respective Representatives may pursue such Corporate Opportunity if the Partnership shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is either (1) presented to a Person who is not both a Representative of the Partnership and a Representative of a Newmark Company, BGC Partners Company, Cantor Company, Newmark Holdings Company, the Preferred Unitholder and/or a Preferred Unitholder Permitted Transferee, or (2) presented to such person not expressly and solely in such Person’s capacity as a Representative of the Partnership, then, in each case, such Person shall not be obligated to present such Corporate Opportunity to the Partnership or to act as if such Corporate Opportunity belongs to the Partnership, and such Person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (ii) shall not be liable to the Partnership, any of the holders of Interests or any of the Partnership’s Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not to have derived an improper personal benefit therefrom.

(d) Any Person purchasing or otherwise acquiring any Interest shall be deemed to have notice of and consented to the provisions of this Section 12.15.

(e) Except to the extent otherwise modified herein, each officer of the Partnership shall have fiduciary duties identical to those of officers of business corporations organized under the DGCL. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) of a director, officer or other Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Person.

(f) Neither the alteration, amendment, termination, expiration or repeal of this Section 12.15 nor the adoption of any provision of this Agreement inconsistent with this Section 12.15 shall eliminate or reduce the effect of this Section 12.15 in respect of any matter occurring, or any cause of Action that, but for this Section 12.15, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 12.16 Reimbursement of Expenses. All costs and expenses incurred in connection with the ongoing operation or management of the business of the Partnership or its Subsidiaries shall be borne by the Partnership or its Subsidiaries, as the case may be.

Section 12.17 Obligations with Respect to Newmark Holdings Non-Participating Units. The Partnership shall indemnify and reimburse Newmark Holdings for any payment made by Newmark Holdings in respect of any Newmark Holdings Non-Participating Unit.

Section 12.18 Effectiveness. The 2017 Amended and Restated Partnership Agreement, as amended prior to June 19, 2018, was effective for all financial and accounting purposes from and after December 13, 2017 and prior to June 19, 2018. The 2018 Amended and Restated Partnership Agreement was effective for all financial and accounting purposes from and after June 19, 2018 and prior to September 26, 2018. This Agreement shall be effective from and after September 26, 2018.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the general partner and the limited partners as of the day and year first written above.

NEWMARK HOLDINGS, LLC, as general partner

By:	/s/ Howard Lutnick
Name:	Howard Lutnick
Title:	Chairman
NEWMARK HOLDINGS, L.P., as a limited partner
By:	Newmark GP, LLC Its General Partner

By:	/s/ Howard Lutnick
Name:	Howard Lutnick
Title:	Chairman
NEWMARK GROUP, INC., as a limited partner and for purposes of Article IX

By:	/s/ Howard Lutnick
Name:	Howard Lutnick
Title:	Chairman
ROYAL BANK OF CANADA, as a limited partner

By:	/s/ Brian Ward
Name:	Brian Ward
Title:	Authorized Signatory

EXHIBIT A

Certain Tax Related Matters

Section 1. Definitions Relating to Allocations and Capital Account Maintenance.

(a) “Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), and

(ii) Debit to such Capital Account the items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the “alternate test of economic effect” provisions of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b) “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations section 1.704-2(b)(1).

(c) “Nonrecourse Liability” has the meaning set forth in Treasury Regulations section 1.704-2(b)(3).

(d) “Partnership Minimum Gain” shall have the meaning attributed to the term “partnership minimum gain” set forth in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

(e) “Partner Nonrecourse Debt” has the meaning attributed to the term “partner nonrecourse debt” in Treasury Regulations section 1.704-2(b)(4).

(f) “Partner Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations section 1.704-2(i)(3).

(g) “Partner Nonrecourse Deductions” has the meaning attributed to the term “partner nonrecourse deductions” in Treasury Regulations sections 1.704-2(i)(1) and 1.704-2(i)(2).

(h) “Regulatory Allocations” has the meaning set forth in Section 2(h) of this Exhibit A.

(i) “Treasury Regulations” shall mean the Income Tax Regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (including corresponding provisions of succeeding regulations).

Section 2. Special Allocations.

The following special allocations shall be made in the following order, prior to the allocations specified in Section 5.04(a) of this Agreement:

Exhibit A - 1

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as promptly as possible; provided that, an allocation pursuant to this provision shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this provision were not in the Agreement.

(d) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any fiscal year that is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess, as promptly as possible; provided that, an allocation pursuant to this provision shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 2(c) and this Section 2(d) of this Exhibit A were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated among the Partners in proportion to their respective Percentage Interests.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1).

Exhibit A - 2

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s Interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain or loss and such gain or loss shall be specially allocated to the Partners in accordance with their Percentage Interests in the event Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Curative Allocations. The allocations set forth in Section 2(a) through 2(h) of this Exhibit A and Section 3 of this Exhibit A (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Tax Matters Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance (and the amount distributable to each Partner pursuant to Section 6.01 of this Agreement) is, to the extent possible, equal to the Capital Account balance such Partner would have had (and the amount that would have been distributable to such Partner pursuant to Section 6.01 of this Agreement) if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.04(a) of this Agreement. In exercising discretion with respect to such offsetting special allocations, the Tax Matters Partner shall take into account future Regulatory Allocations under Section 2(a) and 2(b) of this Exhibit A that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 2(e) and 2(f) of this Exhibit A.

Section 3. Limitation on Loss Allocation to Partners Based on Adjusted Capital Accounts. Losses allocated pursuant to Section 5.04(a) of this Agreement shall not exceed the maximum amount of losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year (or increase any existing Adjusted Capital Account Deficit). In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section 5.04(a) of this Agreement, the limitation set forth in this Section 3 of this Exhibit A shall be applied on a Partner-by-Partner basis and losses not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the positive balances in such Partner’s Capital Accounts so as to allocate the maximum permissible losses to each Partner under Treasury Regulations section 1.704-1(b)(2)(ii)(d).

Exhibit A - 3

EXHIBIT B

Preferred Unit Transfer Notice

To:	Newmark Partners, L.P. (the “Partnership”)
From:	Royal Bank of Canada (“Preferred Unitholder”)
Subject:

Transfer of Series [A/B/C/D/E] Exchangeable Preferred Units to Newmark SPV I, LLC (the “SPV Counterparty”) in connection with settlement of the related tranche of the Variable Forward Transaction (the “Forward Transaction”) evidenced by the Variable Forward Transaction Confirmation.

Date:	[Insert Date]

Reference is made to the Third Amended and Restated Agreement of Limited Partnership of Newmark Partners, L.P. (the “Partnership”) dated as of September 26, 2018, as amended (the “Partnership Agreement”). The purpose of this Preferred Unit Transfer Notice is to effect the transfer of [            ] of the above-referenced series of Exchangeable Preferred Units (the “Subject Units”) to the SPV Counterparty on settlement of the related tranche of the Forward Transaction. In accordance with Section 7.03 of the Partnership Agreement, (i) Preferred Unitholder, as Preferred Unitholder under the Partnership Agreement with respect to the Subject Units, hereby delivers this notice in order to effect the transfer of the Subject Units to the SPV Counterparty and (ii) such transfer shall be effective upon receipt of this notice by the Partnership.

Capitalized terms used herein but not defined shall have the meanings assigned to such terms under the Partnership Agreement.

Sincerely,
ROYAL BANK OF CANADA,

Name:
Title:

Exhibit B - 1